UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

ITC^DeltaCom, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITC^DeltaCom, Inc.

1791 O.G. Skinner Drive

West Point, Georgia 31833

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September     , 2005

Dear fellow stockholder:

On behalf of the board of directors of ITC^DeltaCom, Inc., it is my pleasure to invite you to the Company’s 2005 annual meeting of stockholders. The annual meeting will be held on September     , 2005, at              local time, at the Company’s offices at 7037 Old Madison Pike, Huntsville, Alabama 35806. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect seven directors of ITC^DeltaCom;

2.	to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-two reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders;

3.	to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-three reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders;

4.	to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-four reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders;

5.	to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-five reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders; and

6.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on August 3, 2005 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the proxy in the postage-paid envelope that we have included for your convenience. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Randall E. Curran Chief Executive Officer

Dated: August     , 2005

ITC^DELTACOM, INC.

1791 O.G. Skinner Drive

West Point, Georgia 31833

Annual Meeting of Stockholders

September     , 2005

PROXY STATEMENT

GENERAL INFORMATION

ITC^DeltaCom, Inc. (the “Company” or “ITC^DeltaCom”) is furnishing this proxy statement in connection with the solicitation of proxies by the Company’s board of directors for use at the annual meeting of the Company’s stockholders to be held on September     , 2005, at             , local time, at the 7037 Old Madison Pike, Huntsville, Alabama 35806.

This proxy statement and the enclosed proxy card are first being mailed to the Company’s stockholders on or about August 13, 2005.

The annual meeting has been called for stockholders to consider and vote upon the following five proposals:

Election of Directors (Proposal 1). Proposal 1 is a proposal to elect seven directors of the Company.

One-for-Two Reverse Stock Split (Proposal 2). Proposal 2 is to approve an amendment to the Company’s restated certificate of incorporation providing for a one-for-two reverse stock split of the Company’s issued and outstanding shares of common stock. Stockholder approval of Proposal 2 will provide the board of directors with the discretion to effect an amendment to the Company’s restated certificate of incorporation implementing a one-for-two reverse stock split.

One-for-Three Reverse Stock Split (Proposal 3). Proposal 3 is to approve an amendment to the Company’s restated certificate of incorporation providing for a one-for-three reverse stock split of the Company’s issued and outstanding shares of common stock. Stockholder approval of Proposal 3 will provide the board of directors with the discretion to effect an amendment to the Company’s restated certificate of incorporation implementing a one-for-three reverse stock split.

One-for-Four Reverse Stock Split (Proposal 4). Proposal 4 is to approve an amendment to the Company’s restated certificate of incorporation providing for a one-for-four reverse stock split of the Company’s issued and outstanding shares of common stock. Stockholder approval of Proposal 4 will provide the board of directors with the discretion to effect an amendment to the Company’s restated certificate of incorporation implementing a one-for-four reverse stock split.

One-for-Five Reverse Stock Split (Proposal 5). Proposal 5 is to approve an amendment to the Company’s restated certificate of incorporation providing for a one-for-five reverse stock split of the Company’s issued and outstanding shares of common stock. Stockholder approval of Proposal 5 will provide the board of directors with the discretion to effect an amendment to the Company’s restated certificate of incorporation implementing a one-for-five reverse stock split.

Proxy Solicitation

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also expects to make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at the time and place of the meeting during the whole time of the meeting.

Voting and Revocability of Proxies

A proxy card for use in connection with the annual meeting and a return postage-paid envelope are enclosed. Stockholders also may vote their shares through the Internet or by telephone by following the instructions provided on the enclosed proxy card.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR the election of each of the nominees to the board of directors and FOR approval of each of the four reverse stock split proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The board of directors is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A vote through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the annual meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary.

Voting Procedure

All holders of record of the Company’s common stock at the close of business on August 3, 2005 will be eligible to vote on all proposals at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder as of the record date. As of August 3, 2005, there were              shares of common stock outstanding, which represented a total of              votes entitled to vote at the annual meeting.

Under the Company’s restated certificate of incorporation, holders of the Series A preferred stock and the Series B preferred stock are currently entitled to vote on an “as-converted” basis together with the holders of the common stock as a single class on all matters presented for a vote to the holders of the common stock, other than the election of directors. Accordingly, the holders of the Series A preferred stock and the Series B preferred stock are entitled to vote on such an as-converted basis at the annual meeting on the reverse stock split proposals, but are not entitled to vote on the election of directors. Holders of the Series A preferred stock and the Series B preferred stock are entitled to cast a number of votes equal to the number of shares of common stock into which each such series of preferred stock was convertible as of the record date for the annual meeting. In accordance with the restated certificate of incorporation, each holder of any of the              shares of Series A preferred stock outstanding as of the record date is entitled to cast              votes at the annual meeting for each such share held by the stockholder as of the record date, and each holder of any of the              shares of Series B preferred stock

outstanding as of the record date is entitled to cast              votes at the annual meeting for each such share held by the stockholder as of the record date. As of August 3, 2005, holders of the Series A preferred stock and the Series B preferred are entitled to cast a total of approximately              votes and              votes, respectively, at the annual meeting.

The holders of outstanding shares of capital stock representing a majority of the total votes entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on other matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Stockholder Approval of the Proposals

Election of Directors (Proposal 1). Assuming a quorum is present at the annual meeting, approval of the seven nominees to the board of directors requires a plurality of the votes cast at the annual meeting by the holders of the common stock. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Reverse Stock Split Proposals (Proposals 2, 3, 4 and 5). Assuming a quorum is present at the annual meeting, approval of any reverse stock split proposal requires the affirmative vote of the majority of the votes entitled to be cast by the holders of common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, that represent a majority of the votes of all such shares outstanding as of the record date and entitled to vote on the proposal. Votes may be cast for, against or as abstentions with respect to the proposal. Abstentions and broker non-votes with respect to a reverse stock split proposal will have the same effect as a vote against the proposal.

As of August 3, 2005, a group of stockholders of the Company affiliated with Welsh, Carson, Anderson & Stowe, who are referred to collectively in this proxy statement as the “Welsh, Carson, Anderson & Stowe Group,” owned of record a majority of the outstanding shares of common stock and shares of common stock and Series B preferred stock which collectively represented a majority of the votes of all shares of capital stock outstanding as of the record date and entitled to vote on the reverse stock split proposals. See “Security Ownership” for information about the capital stock owned by the Welsh, Carson, Anderson & Stowe Group. The members of the Welsh, Carson, Anderson & Stowe Group and certain former affiliates and former and current employees of Welsh, Carson, Anderson & Stowe, who are referred to collectively in this proxy statement as the “WCAS securityholders,” are obligated under the Governance Agreement described elsewhere in this proxy statement to vote all of their shares of common stock in favor of each of the nominees for election. In addition, directors of the Company who were designated for appointment to the board of directors by certain members of the Welsh, Carson, Anderson & Stowe Group have advised the board of directors that such stockholders intend to vote all of their shares of common stock and Series B preferred stock to approve the reverse stock split proposals. Accordingly, if such votes are cast as so indicated, the election of each of the nominees for director and the approval of Proposals 2, 3, 4 and 5 are assured.

The board of directors unanimously recommends that the stockholders vote FOR each of the foregoing proposals to be presented at the annual meeting.

Annual Report to Stockholders

A copy of the Company’s annual report on Form 10-K, as amended on Form 10-K/A, for the 2004 fiscal year, as filed with the Securities and Exchange Commission, accompanies this proxy statement. The annual report on Form 10-K is also available through the Company’s web site at http://www.itcdeltacom.com. The Form 10-K is not proxy soliciting material.

Important Notice Regarding Delivery of Stockholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Company’s annual report to stockholders and this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective following its receipt. In any event, if you did not receive an individual copy of the Company’s annual report to stockholders or this proxy statement, the Company will send a copy to you upon request if you (1) send a written request to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, or (2) telephone your request to the Company at (706) 385-8000. If you are receiving multiple copies of the Company’s annual report to stockholders and proxy statement, you can request householding by contacting the Company’s corporate secretary in the same manner. The Company encourages you to participate in this program. Your participation will reduce the volume of duplicate information received at your household, as well as reduce the Company’s operating expenses.

SECURITY OWNERSHIP

The following tables present information regarding beneficial ownership of the Company’s common stock, Series A preferred stock and Series B preferred stock as of July 1, 2005. This information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the tables.

As of July 1, 2005, 56,109,205 shares of common stock, 186,555 shares of the Series A preferred stock and 560,855 shares of the Series B preferred stock were outstanding.

Shares of the Series A preferred stock and Series B preferred stock are convertible at any time at the holder’s option into shares of the common stock according to a formula specified in the applicable preferred stock certificate of designation. The following tables and related notes do not include the additional shares of common stock that would be issuable by the Company upon conversion of the preferred stock from and after July 1, 2005 as a result of dividends that accrue on the Series A preferred stock from and after July 1, 2005, which is the date to which the Company has paid accrued dividends on the Series A preferred stock and the Series B preferred stock. The information presented below assumes that any fractional shares of common stock otherwise issuable upon conversion of either series of the preferred stock or upon exercise of outstanding warrants issued on October 29, 2002 (the “Series A warrants”), October 6, 2003 (the “Series B warrants”) or March 29, 2005 (the “Series C warrants”) will be rounded up to the nearest whole share of common stock. The Series A warrants and the Series B warrants are exercisable as of July 1, 2005. For purposes of the following tables, the Company has assumed that common stock will be issuable upon exercise of the Series C warrants within 60 days of July 1, 2005. Preferred stock amounts have been rounded up to the nearest whole number.

Principal Stockholders

The following tables present, as of July 1, 2005, information based upon our records and filings with the SEC regarding each person, other than a director or executive officer of ITC^DeltaCom, known by us to be the beneficial owner of more than 5% of the common stock, the Series A preferred stock or the Series B preferred stock.

Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Welsh, Carson, Anderson & Stowe Group 320 Park Avenue, Suite 2500 New York, New York 10022	70,108,320	71.9

Series A Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Basso Holdings Ltd. c/o Basso Capital 1281 E. Main St. Stamford, Connecticut 06902	9,932	5.3
Basso Multi-Strategy Holdings Fund Ltd. c/o Basso Capital 1281 E. Main St. Stamford, Connecticut 06902	9,832	5.3
CT Communications Northeast, Inc. c/o Lawrence Carlton 110 Great Rd. Bedford, Massachusetts 01730	14,742	7.9
Donald W. Burton P.O. Box 4643 Jackson, Wyoming 83001	24,570	13.2
Campbell B. Lanier, III P.O. Box 20 3300 20th Avenue Valley, AL 36854	44,417	23.7
J. Smith Lanier, II. c/o J. Smith Lanier & Co. P.O. Box 70 300 West Tenth Street West Point, Georgia 31833	24,417	13.1

Series B Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Welsh, Carson, Anderson & Stowe Group 320 Park Avenue, Suite 2500 New York, New York 10022	557,826	99.5

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, based on the information available to us, we believe that the beneficial owners of the securities listed above have sole voting and investment power with respect to the shares shown.

The information concerning the Welsh, Carson, Anderson & Stowe Group is based upon our records and an amended statement on Schedule 13D/A filed with the SEC on April 5, 2005. The entities and individuals referred to below constitute the Welsh, Carson, Anderson & Stowe Group. The members of the Welsh, Carson, Anderson & Stowe Group, together with the other holders of the Series B preferred stock and some former affiliates or employees of Welsh, Carson, Anderson & Stowe, constitute the WCAS securityholders referred to elsewhere in this proxy statement. The Welsh, Carson, Anderson & Stowe Group reports that Welsh, Carson, Anderson & Stowe VIII, L.P. shares voting and investment power with respect to all of the securities shown with the following other members of the Welsh, Carson, Anderson & Stowe Group: WCAS VIII Associates, LLC, WCAS Capital Partners III, L.P., WCAS CP III Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. The foregoing individuals are the managing members of WCAS VIII Associates, L.L.C., the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and the managing members of WCAS CP III Associates, LLC, the sole general partner of WCAS Capital Partners III, L.P.

The shares of common stock shown as beneficially owned by the Welsh, Carson, Anderson & Stowe Group include the following: 25,848,113 shares of common stock held by Welsh, Carson, Anderson & Stowe VIII, L.P., 15,336,199 shares of common stock issuable upon conversion of Series B preferred stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P., 1,884,245 shares of common stock issuable upon exercise of Series B warrants held of record by Welsh, Carson, Anderson & Stowe VIII, L.P. and 16,350,000 shares of common stock issuable upon exercise of Series C warrants held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 1,951,715 shares of common stock held by WCAS Capital Partners III, L.P., 2,679,982 shares of common stock issuable upon conversion of Series B preferred stock held of record by WCAS Capital Partners III, L.P., 771,583 shares of common stock issuable upon exercise of Series B warrants held of record by WCAS Capital Partners III, L.P. and 2,833,000 shares of common stock issuable upon exercise of Series C warrants held of record by WCAS Capital Partners III, L.P.; 236,214 shares of common stock held by Patrick J. Welsh, 2,444 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Welsh, 17,014 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Welsh and 151,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Welsh; 122,191 shares of common stock issuable upon conversion of Series B preferred stock held of record by The Patrick Welsh 2004 Irrevocable Trust; 236,214 shares of common stock held by Russell L. Carson, 124,635 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Carson, 17,014 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Carson and 151,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Carson; 193,214 shares of common stock held by Bruce K. Anderson, 2,406 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Anderson and 151,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Carson; 43,000 shares of common stock held by Mary R. Anderson TTEE U/A dated 12/03/2003 Bruce K. Anderson Intangible Trust, 1,966 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mary R. Anderson TTEE U/A dated 12/03/2003 Bruce K. Anderson Intangible Trust, 120,265 shares of common stock issuable upon conversion of Series B preferred stock held of record by The Bruce K. Anderson 2004 Irrevocable Trust and 17,014 shares of common stock issuable upon exercise of Series B warrants held of record by The Bruce K. Anderson 2004 Irrevocable Trust; 240,765 shares of common stock held by Thomas E. McInerney, 127,284 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. McInerney, 17,014 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. McInerney and 153,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. McInerney; 83,285 shares of common stock held by Robert A. Minicucci, 44,067 shares of common stock issuable upon conversion of Series B preferred stock, 5,935 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Minicucci and 52,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Minicucci; 28,799 shares of common stock held by Anthony J. de Nicola, 16,125 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. de Nicola, 2,374 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. de Nicola and 17,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. de Nicola; 16,650 shares of common stock held by Paul B. Queally, 9,038 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Queally, 1,186 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Queally and 11,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Queally; 5,550 shares of common stock held by Jonathan M. Rather, 3,003 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Rather, 396 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Rather and 4,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Rather; 3,291 shares of common stock held by D. Scott Mackesy, 1,884 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Mackesy, 396 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Mackesy and 2,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Mackesy; 2,418 shares of common stock held by James R. Matthews, 384 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Matthews and 396 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Matthews; and 8,710 shares of common stock held by Sanjay Swan, 4,151 shares of common stock issuable upon conversion of Series B preferred stock held of record by Mr. Swani, 791 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Swani and 4,000 shares of common stock issuable upon exercise of Series C warrants held of record by Mr. Swani.

The shares of Series B preferred stock shown as beneficially owned by the Welsh, Carson, Anderson & Stowe Group include the following: 460,086, shares of Series B preferred stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 80,400 shares of Series B preferred stock held of record by WCAS Capital Partners III, L.P.; 74 shares of Series B preferred stock held of record by Mr. Welsh; 3,666 shares of Series B preferred stock held of record by The Patrick Welsh Irrevocable Trust; 3,740 shares of Series B preferred stock held of record by Mr. Carson; 73 shares of Series B preferred stock held of record by Mr. Anderson; 60 shares of Series B preferred stock held of record by Mary R. Anderson TTEE U/A dated 12/03/2003 Bruce K. Anderson Intangible Trust; 3,608 shares of Series B preferred stock held of record by The Bruce K. Anderson 2004 Irrevocable Trust; 3,819 shares of Series B preferred stock held of record by Mr. McInerney; 1,322 shares of Series B preferred stock held of record by Mr. Minicucci; 430 shares of Series B preferred stock held of record by Mr. de Nicola; 272 shares of Series B preferred stock held of record by Mr. Queally; 87 shares of Series B preferred stock held of record by Mr. Rather; 57 shares of Series B preferred stock held of record by Mr. Mackesy; 12 shares of Series B preferred stock held of record by Mr. Matthews; and 125 shares of Series B preferred stock held of record by Mr. Swani.

The shares of Series A preferred stock shown as beneficially owned by Donald W. Burton consist of the following: 6,143 shares of Series A preferred stock held of record by The Burton Partnership, Limited Partnership, and 18,428 shares of Series A preferred stock held of record by The Burton Partnership (QP), Limited Partnership. Mr. Burton is the general partner of The Burton Partnership, Limited Partnership, and The Burton Partnership (QP), Limited Partnership.

The shares of Series A preferred stock shown as beneficially owned by Campbell B. Lanier, III include 651 shares of common stock held of record by Brown Investment Partners, L.P., of which Mr. Lanier serves as general partner.

The shares of Series A preferred stock shown as beneficially owned by J. Smith Lanier, II include 5,068 shares of Series A preferred stock held of record by Mr. Lanier’s spouse, for which Mr. Lanier shares voting and investment power.

Investment in ITC^DeltaCom by Directors and Executive Officers

The following tables present, as of July 1, 2005, information regarding the beneficial ownership of the common stock, the Series A preferred stock and the Series B preferred stock by the following persons:

•	each director as of the date of this proxy statement;

•	each director nominee;

•	the Company’s Chief Executive Officer and the other named executive officers in the summary compensation table appearing under “Executive Compensation”; and

•	all directors and executive officers as a group.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr	11,171	*
John W. Braukman, III	—	—
Steven C. Chang	—	—
John J. DeLucca	7,374	*
Anthony J. de Nicola	70,112,321	72.0
Clyde A. Heintzelman	—	—
Michael E. Leitner	—	—
R. Gerald McCarley	8,334	*
Thomas E. McInerney	70,112,321	72.0
J. Thomas Mullis	111,371	*
Sara L. Plunkett	52,250	*
Douglas A. Shumate	6,667	*
Sanjay Swani	70,112,321	72.0
Andrew M. Walker	142,816	*
Larry F. Williams	54	*

All directors and executive officers as a group (17 persons)	70,460,360	72.2

*	Less than one percent.

Series A Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	—	—
John W. Braukman, III	—	—
Steven C. Chang	—	—
John J. DeLucca	—	—
Anthony J. de Nicola	—	—
Clyde A. Heintzelman	—	—
Michael E. Leitner	—	—
R. Gerald McCarley	—	—
Thomas E. McInerney	—	—
J. Thomas Mullis	—	—
Sara L. Plunkett	—	—
Douglas A. Shumate	2,457	1.3
Sanjay Swani	—	—
Andrew M. Walker	—	—
Larry F. Williams	—	—

All directors and executive officers as a group (17 persons)	2,457	1.3

*	Less than one percent.

Series B Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
John Almeida, Jr.	46	*
John W. Braukman, III	—	—
Steven C. Chang	—	—
John J. DeLucca	—	—
Anthony J. de Nicola	557,826	99.5
Clyde A. Heintzelman	—	—
Michael E. Leitner	—	—
R. Gerald McCarley	—	—
Thomas E. McInerney	557,826	99.5
J. Thomas Mullis	—	—
Sara L. Plunkett	—	—
Douglas A. Shumate	—	—
Sanjay Swani	557,826	99.5
Andrew M. Walker	—	—
Larry F. Williams	—	—

All directors and executive officers as a group (17 persons)	557,872	99.5

*	Less than one percent.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the securities listed above have sole voting and investment power with respect to the shares shown.

The shares of common stock shown as beneficially owned by John Almeida, Jr. include 1,502 shares of common stock issuable upon the conversion of Series B preferred stock held of record by Mr. Almeida 396 shares of common stock issuable upon the exercise of Series B warrants held of record by Mr. Almeida, 2,000 shares of common stock issuable upon the exercise of Series C warrants held of record by Mr. Almeida, 3,334 shares of common stock that Mr. Almeida has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options and 667 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005. Mr. Almeida is a general partner of Welsh, Carson, Anderson & Stowe.

The shares of common stock shown as beneficially owned by John J. DeLucca consist of 6,667 shares of common stock that Mr. DeLucca has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options and 667 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005.

The information concerning Anthony J. de Nicola is based upon our records and an amended statement on Schedule 13D/A filed by the Welsh, Carson, Anderson & Stowe Group with the SEC on November 18, 2004. The shares of common stock shown as beneficially owned by Mr. de Nicola include 3,334 shares of common stock that Mr. de Nicola has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options and 667 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005. In addition, Mr. de Nicola reports that he shares voting and investment power with respect to all of the shares of common stock and Series B preferred stock shown, other than with respect to the foregoing shares of common stock subject to stock options and restricted stock units, with: Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS VIII Associates, LLC, WCAS Capital Partners III, L.P., WCAS CP III Associates, LLC, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. Mr. de Nicola is a managing member of WCAS VIII Associates, L.L.C., the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and a managing member of WCAS CP III Associates, L.L.C., the sole general partner of WCAS Capital Partners III, L.P. For additional information concerning the nature of Mr. de Nicola’s beneficial ownership of the common stock and Series B preferred stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by R. Gerald McCarley include 6,667 shares of common stock that Mr. McCarley has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options and 667 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005.

The information concerning Thomas E. McInerney is based upon our records and an amended statement on Schedule 13D/A filed by the Welsh, Carson, Anderson & Stowe Group with the SEC on November 18, 2004. The shares of common stock shown as beneficially owned by Mr. McInerney include 3,334 shares of common stock that Mr. McInerney has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options. and 667 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005. In addition, Mr. McInerney reports that he shares voting and investment power with respect to all of the shares of common stock and Series B preferred stock shown, other than with respect to the foregoing shares of common stock subject to stock option and restricted stock units, with Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS VIII Associates, LLC, WCAS Capital Partners III, L.P., WCAS CP III Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Anthony J. de Nicola, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. Mr. McInerney is a managing member of WCAS VIII Associates, LLC, the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and a managing member of WCAS CP III Associates, L.L.C., the sole general partner of WCAS Capital Partners III., L.P. For additional information concerning the nature of Mr. McInerney’s beneficial ownership of the common stock and Series B preferred stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by J. Thomas Mullis include 56,250 shares that Mr. Mullis has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options and 37,333 shares of common stock subject to restricted stock units that have vested. The shares of common stock shown as beneficially owned by Mr. Mullis for which he shares voting and investment power include 17,724 shares credited as of March 17, 2005 to Mr. Mullis’s participant account in our 401(k) retirement savings plan, which are voted by the plan’s trustees.

The shares of common stock shown as beneficially owned by Sara L. Plunkett include 50,000 shares that Ms. Plunkett has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options and 2,250 shares of common stock subject to restricted stock units that have vested.

The information concerning Sanjay Swani is based upon our records and an amended statement on Schedule 13D/A filed by the Welsh, Carson, Anderson & Stowe Group with the SEC on November 18, 2004. The shares of common stock shown as beneficially owned by Mr. Swani include 3,334 shares of common stock that Mr. Swani has the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options. and 667 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005. In addition, Mr. Swani reports that he shares voting and investment power with respect to all of the shares of common stock and Series B preferred stock shown, other than with respect to the foregoing shares of common stock subject to stock option and restricted stock units, with Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS VIII Associates, LLC, WCAS Capital Partners III, L.P., WCAS CP III Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Anthony J. de Nicola. Mr. Swani is a managing member of WCAS VIII Associates, LLC, the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., and a managing member of WCAS CP III Associates, L.L.C., the sole general partner of WCAS Capital Partners III, L.P. For additional information concerning the nature of Mr. Swani’s beneficial ownership of the common stock and Series B preferred stock, see the information above under “Principal Stockholders” with respect to the security ownership of the Welsh, Carson, Anderson & Stowe Group.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include the following: a total of 43,585 shares of common stock subject to restricted stock units that have vested or will vest within 60 days of July 1, 2005; a total of 132,920 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of stock options; a total of 17,724 shares of common stock credited to the participant accounts of the executive officers in our 401(k) retirement savings plan, which are voted by the plan’s trustees; a total of 18,595,699 shares of common stock that all directors and executive officers as a group have the right to acquire within 60 days of July 1, 2005 pursuant to the conversion of Series B preferred stock; a total of 42,997 shares of common stock that all directors and executive officers as a group have the right to acquire within 60 days of July 1, 2005 pursuant to the conversion of Series A preferred stock; 6,759 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of Series A warrants; 2,735,754 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of Series B warrants; and 19,881,000 shares of common stock that all directors and executive officers as a group have the right to purchase within 60 days of July 1, 2005 pursuant to the exercise of Series C warrants.

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2004. As of that date, our sole equity compensation plan was the ITC^DeltaCom, Inc. Stock Incentive Plan. In accordance with our plan of reorganization, the board of directors adopted the stock incentive plan effective on October 29, 2002. The stock incentive plan was amended and restated in October 2003 and approved as amended and restated by stockholders at our 2003 annual meeting on December 18, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	294,500	(3)	$3.68	(5)	2,818,823	(6)
Equity compensation plans not approved by security holders (2)	4,186,677	(4)	$2.97	(5)	—
Total	4,481,177	(3)(4)	$3.02	(5)	2,818,823	(6)

(1)	Information shown relates to awards made under the stock incentive plan following stockholder approval of the plan on December 18, 2003.
(2)	Information shown relates to awards made under the stock incentive plan before stockholder approval of the plan on December 18, 2003.
(3)	Includes 115,000 shares of common stock subject to issuance pursuant to restricted stock units outstanding as of December 31, 2004.
(4)	Includes 1,563,000 shares of common stock subject to issuance pursuant to restricted stock units outstanding as of December 31, 2004.
(5)	Assumes a weighted-average exercise price of $0 with respect to each restricted stock unit outstanding as of December 31, 2004.
(6)	Represents shares of common stock remaining available for issuance pursuant to awards under the stock incentive plan as of December 31, 2004. Any or all of such shares of common stock may be issued pursuant to awards under the stock incentive plan other than upon the exercise of an option, warrant or right.

The purpose of the stock incentive plan is to enable ITC^DeltaCom to recruit, reward, retain and motivate officers, employees, directors and other plan participants who are providing services to ITC^DeltaCom or its affiliates on a basis competitive with industry practices. Under the stock incentive plan, we may issue up to 7,300,000 shares of common stock. Shares subject to awards which are forfeited or canceled, or which expire or are settled in cash, will become eligible for issuance under future awards. If options are exercised by tendering shares in payment of the exercise price, the number of shares issued net of the shares tendered will be deemed issued for purposes of determining the number of shares available for future issuance.

Awards under the stock incentive plan may be made in the form of stock options (which may be either incentive stock options or non-qualified stock options), restricted stock, restricted stock units, unrestricted stock, stock appreciation rights, performance awards, annual incentive awards and any combination of the foregoing.

As of December 31, 2004, 2,803,177 shares of common stock were subject to issuance upon the exercise of outstanding stock options and 1,678,000 shares of common stock were subject to issuance pursuant to outstanding restricted stock units.

The compensation committee of the board of directors administers the stock incentive plan and has the authority to designate eligible participants and determine the types of awards to be granted and the conditions and limitations applicable to those awards. The board of directors may authorize amendments to the stock incentive plan without stockholder approval except in circumstances prescribed by applicable law or regulation or the Nasdaq Marketplace Rules. The stock incentive plan will terminate on the tenth anniversary of the date of stockholder approval of the plan.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

The Company’s board of directors has nominated John Almeida, Jr., Steven C. Chang, Randall E. Curran, John J. DeLucca, Clyde A. Heintzelman, Michael E. Leitner and Thomas E. McInerney for election to the board of directors to serve until their respective successors are elected and qualified. Each of the seven nominees is an incumbent director.

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. If any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that the stockholders of the Company vote “FOR” the election of each of the nominees to serve as directors.

Arrangements Relating to the Board of Directors

The nomination of John Almeida, Jr. and Thomas E. McInerney for election as directors at the annual meeting was effected in accordance with agreements entered into by the Company in connection with its acquisition by merger of BTI Telecom Corp. (“BTI”) on October 6, 2003. For information about this acquisition and related transactions, see “Transactions With Related Parties–Transactions With the Welsh, Carson, Anderson & Stowe Group.” The Company consummated its acquisition of BTI and related transactions pursuant to a merger agreement dated as of July 2, 2003, as amended (the “BTI merger agreement”), among the Company, BTI and the WCAS securityholders. Effective as of October 6, 2003, in accordance with the BTI merger agreement, the Company entered into a Governance Agreement with the WCAS securityholders, Campbell B. Lanier, III, who is a stockholder and was a director of the Company, and Larry F. Williams, who is a stockholder and the former Chairman and Chief Executive Officer of the Company. The Governance Agreement contained provisions concerning the governance of the Company after the merger and the acquisition and disposition of the Company’s securities held by the WCAS securityholders, Mr. Lanier and Mr. Williams. Mr. Williams ceased to be a party to the Governance Agreement as of February 2, 2005, which was the date on which his employment with us terminated.

The nomination of Steven C. Chang and Michael E. Leitner for election as directors at the annual meeting was effected in accordance with the terms of the foregoing Governance Agreement as amended and restated on July 26, 2005 in connection with a series of related transactions on that date in which the Company issued new senior secured notes and warrants and refinanced certain of its existing secured indebtedness (the “July 2005 refinancing”). Pursuant to the July 2005 refinancing, the Company issued to institutional investors (the “note purchasers”) $30 million principal amount of third lien, senior secured notes and warrants (the “Series D warrants”) to purchase shares of a new issue of the Company’s 8% Series C convertible redeemable preferred stock and shares of common stock. The Company, the WCAS securityholders and Mr. Lanier entered into the amended and restated Governance Agreement with the note purchasers, including investment funds (the “TCP securityholders”) affiliated with Tennenbaum Capital Partners, LLC (“TCP”), pursuant to which, as described below, the TCP securityholders were granted the right to designate two individuals for appointment or for nomination for election to the board of directors. Messrs. Chang and Leitner were designated on July 26, 2005 for appointment to the board of directors by the TCP securityholders and were appointed to the board of directors on August 1, 2005.

Size and Composition of Board of Directors. As amended and restated as of July 26, 2005, the Governance Agreement provides that our board of directors is to consist of the following directors:

•	up to two directors, who are referred to below as the “WCAS designees,” designated for appointment or for nomination for election to the board of directors by WCAS VIII and WCAS Capital Partners, so long as the WCAS securityholders and their affiliates beneficially own voting securities of the Company representing a majority of the outstanding primary voting power of the Company, as described below;

•	up to two directors, who are referred to below as the “TCP designees,” designated for appointment or for nomination for election to the board of directors by the TCP securityholders during the applicable board membership periods described below;

•	one director, who is referred to below as the “Series A designee,” designated for appointment to the board of directors by the holders of the Series A preferred stock or elected to the board of directors by the holders of the Series A preferred stock, voting as a separate class, in accordance with the certificate of designation of the Series A preferred stock;

•	up to two directors, who are referred to below as the “Series B designees,” designated for appointment to the board of directors by the holders of the Series B preferred stock or elected to the board of directors by the holders of the Series B preferred stock, voting as a separate class, in accordance with the certificate of designation of the Series B preferred stock;

•	a minimum of three directors who qualify as “independent directors,” as defined in the Governance Agreement;

•	our Chief Executive Officer; and

•	the additional directors, if any, nominated for election by the board of directors as a whole.

Under the Governance Agreement, the TCP securityholders are entitled to designate two members of the Company’s board of directors until such time as they no longer beneficially own at least 4,000,000 shares of common stock. Thereafter, the TCP securityholders will be entitled to designate one director until such time as they cease to beneficially own common stock representing at least 1% of the Company’s outstanding voting power. For purposes for determining their entitlement to the foregoing board designation rights, the TCP securityholders are deemed to be the beneficial owners of the common stock they could receive upon exercise of the warrants they acquired on July 26, 2005 as part of the July 2005 refinancing.

In accordance with the foregoing provisions of the Governance Agreement, the number of directors constituting the board of directors is currently fixed at ten directors consisting, as of the date of this report, of the following:

•	Mr. Almeida and Mr. McInerney, who were designated for nomination for election to the board of directors by WCAS VIII and WCAS Capital Partners and who currently serve as the WCAS designees;

•	Mr. Chang and Mr. Leitner, who were designated for appointment to the board of directors by the TCP securityholders and who currently serve as the TCP designees;

•	R. Gerald McCarley, who was most recently elected to the board of directors by the holders of the Series A preferred stock and who currently serves as the Series A designee;

•	Anthony J. de Nicola and Sanjay Swani, who were designated for appointment to the board of directors by the holders of the Series B preferred stock, all of whom are WCAS securityholders, and who currently serve as the Series B designees;

•	Randall E. Curran, who serves as our Chief Executive Officer; and

•	John J. DeLucca and Clyde A. Heintzelman, who, together with Mr. McCarley, qualify as “independent directors,” as defined in the Governance Agreement.

The Governance Agreement provides that, at any time after January 6, 2005, the WCAS securityholders may require us to increase the size of the board of directors, provided that at such time the WCAS securityholders and their affiliates beneficially own voting securities of the Company representing a majority of the Company’s outstanding “primary voting power.” The Governance Agreement defines “primary voting power” on any date to mean the total number of votes that may be cast on such date by all holders of the Company’s voting securities generally, other than in connection with the election of directors, but excluding any votes that may be cast upon the acquisition by stockholders of voting securities as a result of the conversion, exchange or exercise of any voting security equivalents, which include warrants, options and other rights, beneficially owned by such stockholders on such date. As of the date of this proxy statement, primary voting power means the total number of votes that may be cast by all holders of the common stock, the Series A preferred stock and the Series B preferred stock.

Until October 6, 2006, which is the third anniversary of the BTI merger closing date, the number of authorized directors may not exceed 15. Beginning on October 6, 2006, there will be no limitation under the Governance Agreement on the size of the board of directors, which may be determined by resolution of the board of directors or by vote of the stockholders.

The Governance Agreement defines an “independent director” as a director who is not an affiliate or an associate of any WCAS securityholder or an officer or employee of the Company or any subsidiary of the Company. For purposes of the Governance Agreement, the terms “affiliate” and “associate” generally have the meanings set forth in SEC rules, except that portfolio companies of the WCAS securityholders and the TCP securityholders and their respective affiliates are excluded from the affiliate definition. In addition, if the Company’s securities are listed or traded on any national securities exchange or The Nasdaq Stock Market, Inc., such a director must qualify as an “independent director” within the meaning of the rules and regulations of such self-regulatory organization. If the Company’s securities are not so listed or traded, such a director may not have any relationship with the Company which, in the opinion of the board of directors and a determination of the committee of independent directors described below, at the time of such director’s nomination, appointment or election, would interfere with such director’s exercise of independent judgment in carrying out the director’s responsibilities as a director. The common stock is currently listed and traded on the National Market System of The Nasdaq Stock Market, Inc.

In addition to the foregoing independence requirements, a director will not qualify as an independent director for purposes of the Governance Agreement if the director has had, during the periods indicated, any disqualifying relationship with the Company of a type which is enumerated in the Governance Agreement. Such disqualifying relationships include the following:

•	employment with the Company or any parent or subsidiary of the Company at any time since the BTI merger effective time of October 6, 2003;

•	subject to specified exceptions, receipt of any annual payments in excess of $60,000 from the Company or any parent or subsidiary of the Company during 2003 or during any year in any subsequent three-year period (or portion thereof) preceding the independence determination date;

•	employment of any family member of the director as an executive officer of the Company or any parent or subsidiary of the Company at any time since the BTI merger effective time of October 6, 2003;

•	participation by such director as a partner in, or a controlling stockholder or executive officer of, any organization to which the Company made, or from which the Company received, payments (other than payments arising solely from investments in the Company’s securities) in fiscal 2003 or in any year in any subsequent three-year period (or portion thereof) preceding the independence determination date that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000;

•	employment of such director as an executive officer of any entity on whose compensation committee any of the Company’s executive officers serve at any time since the BTI merger effective time of October 6, 2003; and

•	service by such director as a partner or employee of the Company’s independent auditor and participation by such director in the audit of the Company’s financial statements at any time since the BTI merger effective time of October 6, 2003.

Composition of Board Committees. The Governance Agreement provides that at least one WCAS designee or one Series B designee affiliated with the WCAS secuityholders will serve on all committees of the board of directors, other than the audit committee and the committee of independent directors established in accordance with the Governance Agreement, and that one TCP designee will serve on the compensation committee. The remaining members of each committee, except the committee of independent directors to the limited extent described below, are required to qualify as independent directors as defined in the Governance Agreement.

The board of directors formed as of the BTI merger effective time and will maintain a committee of independent directors. This committee is composed exclusively of independent directors, as defined in the Governance Agreement, except that the Series A designee who would qualify as an independent director but for (1) the failure of the Series A designee to qualify as an “independent director” within the meaning of the rules and regulations of The Nasdaq Stock Market (or, if the common stock is listed or traded on any national securities exchange, of such securities exchange) or (2) the existence of a disqualifying relationship as described above, nevertheless will serve on the committee unless the committee determines, in good faith, after considering the advice of outside legal counsel, that the Series A designee’s ability to exercise independent judgment has been materially compromised because of a change of circumstances relating to such disqualifying relationship that occurred after the date of the Governance Agreement. In addition, no director serving on the committee of independent directors may participate in the determination of any matter by the committee if, in the committee’s judgment, such director has an interest in such matter that would interfere with the director’s exercise of independent judgment. The committee is authorized to retain its own legal, financial and other advisors without seeking approval of such retention by the board of directors.

Vacancies in Board of Directors. The Governance Agreement provides that, for so long as the WCAS securityholders and their affiliates beneficially own voting securities of the Company representing a majority of the outstanding primary voting power:

•	one or more of the WCAS securityholders or the WCAS designees, acting as a new directors committee formed in accordance with the Company’s bylaws, will have the right to designate a director to fill any vacancy created by the death, disability, retirement, resignation or removal of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to the direction of the WCAS securityholders; and

•	the Company, the TCP securityholders and Mr. Lanier will not take any action resulting in the removal of any WCAS designee without “cause,” which the Governance Agreement defines as the willful and continuous failure of a director substantially to perform such director’s duties to the Company or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Company.

If a vacancy is created at any time by the death, disability, retirement, resignation or removal of any TCP designee, the TCP securityholders will have the right to fill such vacancy.

Agreement to Vote. The Company, the WCAS securityholders, the TCP securityholders and Mr. Lanier have agreed to vote or act by written consent, and to take all other necessary or desirable actions, to implement the foregoing provisions of the Governance Agreement relating to the board of directors and committees of the board of directors, and to use their reasonable efforts to cause their affiliates to do so. Consistent with this undertaking, the WCAS securityholders, the TCP securityholders and Mr. Lanier are obligated under the Governance Agreement to vote their shares of common stock of the Company at the annual meeting in favor of each of the nominees for election.

Information About Director Nominees and Continuing Directors

The following presents information as of July 1, 2005 concerning each of the directors nominated for election at the annual meeting and each of the directors continuing in office.

Nominees for Election

Name	Age	Director Since
John Almeida, Jr.	34	2003
Steven C. Chang.	32	2005
Randall E. Curran	51	2005
John J. DeLucca	61	2002
Clyde A. Heintzelman.	67	2005
Michael L. Leitner.	37	2005
Thomas E. McInerney	63	2003

John Almeida, Jr., has served on the board of directors since October 2003. Mr. Almeida joined Welsh, Carson, Anderson & Stowe, a private equity firm, in 1999 and currently is a General Partner with that firm. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Almeida worked at Lehman Brothers in the investment banking department from 1997 to 1999 and at the private equity firm Westbury Capital Partners from 1995 to 1997. Mr. Almeida served as a director of BTI from 2001 to 2003. Mr. Almeida also serves as a director of Dex Media, Inc.

Steven C. Chang has served on the board of directors since August 1, 2005. Mr. Chang is a Partner at Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since 2002. Prior to joining Tennenbaum Capital Partners, he was a Principal at Barnard & Co., a private equity investment group, from 1997 to 2001. From 1995 to 1997, Mr. Chang worked at Goldman, Sachs & Co. in its Special Situations, Mergers & Acquisitions, and Healthcare groups. Mr. Chang currently serves as a director of Intentia International AB and also as a representative for Tennenbaum Capital Partners to the boards of directors of several privately held companies.

Randall E. Curran has served on the board of directors since 2005 and as Chief Executive Officer of the Company since February 2005. Mr. Curran served since August 2004 as a senior managing director of FTI Consulting, Inc., a provider of consulting services. Prior to his service with FTI Consulting, Mr. Curran served as chief executive officer of Curran LLC, a provider of consulting services, from December 2003 through July 2004. Mr. Curran previously served as chief executive officer of ICG Communications, Inc., a telecommunications company, from September 2000 until December 2003. Prior to his service with ICG Communications, Mr. Curran served as president and chief executive officer of Thermadyne Holdings Corporation, a manufacturer of welding and cutting products, from 1993 through June 2000, and also as chairman beginning in 1995. Mr. Curran began his service with Thermadyne in 1987, where he also held the positions of chief operating officer and senior vice president-chief financial officer. Mr. Curran served as vice president of finance for Clark Industries, a division of Cooper Industries Ltd., a manufacturer of floor maintenance equipment, from 1983 to 1986, and as director of finance for McGraw-Edison Co., a diversified manufacturer of electrical products, from 1981 to 1983.

John J. DeLucca has served on the board of directors since October 2002. Mr. DeLucca has served as Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses, since May 2003. Mr. DeLucca previously served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc., a manufacturer and marketer of personal fragrances, from 1999 to February 2002 and as Senior Vice President and Treasurer of RJR Nabisco Inc., an international consumer products company, from 1993 to 1998. Mr. DeLucca also has served, among other positions, as Managing Director and Chief Financial Officer of Hascoe Associates, President and Chief Financial Officer of the Lexington Group, and Senior Vice President-Finance and Managing Director of The Trump Group. Mr. DeLucca currently serves as a director of Enzo Biochem, Inc., British Energy PLC and various private companies.

Clyde A. Heintzelman has served on the board of directors since July 26, 2005. Mr. Heintzelman served as the chairman of the board of Optelecom, Inc. from February 2000 to June 2003 and as its interim president and chief executive officer from June 2001 to January 2002. From November 1999 to May 2001, he was president of Net2000 Communications, Inc. On November 16, 2001, Net2000 Communications and its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. From December 1998 to November 1999, Mr. Heintzelman served as the president and chief executive officer of SAVVIS Communications Corporation, a networking and Internet solutions company. Mr. Heintzelman currently serves on the board of directors of SAVVIS Communications Corporation and as chairman of that company’s audit committee, and on the board of directors of Telecommunication Systems, Inc.

Michael E. Leitner has served on the board of directors since August 1, 2005. Mr. Leitner is a Director of Tennenbaum Capital Partners, LLC, a private investment firm, where he has worked since 2005. Prior to joining Tennenbaum Capital Partners, he served as a Senior Vice President of Corporate Development for WilTel Communications from 2004 to 2005. From 2000 to 2003, Mr. Leitner served as Vice President of Corporate Development of 360networks and Chief Executive Officer of 360networks’ Latin American-Caribbean long-distance business (GlobeNet Communications). From 1998 to 2000, Mr. Leitner was a Senior Director of Corporate Development for Microsoft Corporation. Mr. Leitner served as a Vice President in the Technology Mergers & Acquisitions group at Merrill Lynch from 1994 to 1998.

Thomas E. McInerney has served on the board of directors since October 2003. Mr. McInerney has been a General Partner of Welsh, Carson, Anderson & Stowe since 1986 and is a Managing Member or General Partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, Mr. McInerney co-founded and served as President and Chief Executive Officer of Dama Telecommunications Corp., a communications services company. Prior to co-founding Dama Telecommunications, Mr. McInerney worked in the financial services area at Automatic Data Processing, Inc. and was previously with the American Stock Exchange. Mr. McInerney served as a director of BTI from 2001 to 2003 and is currently a director of The BISYS Group, Centennial Communications Corporation, SAVVIS Communications Corporation and various private companies.

Continuing Directors

Each of the continuing directors is a Series A or a Series B designee. The Series A designee is R. Gerald McCarley, and the Series B designees are Anthony J. de Nicola and Sanjay Swani. The Series A and Series B designees are not nominated for election at the annual meeting, but will continue to serve as directors until their successors are elected by the holders of the Series A preferred stock and the holders of the Series B preferred stock, respectively, or until they are otherwise replaced under the terms of the Series A preferred stock or the terms of the Series B preferred stock.

Name	Age	Director Since
R. Gerald McCarley	66	1997
Anthony J. de Nicola	41	2003
Sanjay Swani	38	2003

R. Gerald McCarley served on the board of directors from January 2002 to October 2002. He was reappointed as a director in January 2003. Mr. McCarley is a retired partner of the accounting firm of Deloitte & Touche LLP. He retired from that firm in June 1999 after having served as an accounting and audit partner since 1980. Mr. McCarley joined a predecessor of Deloitte & Touche in 1967 and served in various positions before he was appointed a partner in 1980.

Anthony J. de Nicola has served on the board of directors since October 2003. Mr. de Nicola has been a General Partner of Welsh, Carson, Anderson & Stowe since 1994 and is a Managing Member or General Partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. Previously, he worked for William Blair & Company for four years in the merchant banking area and for Goldman Sachs & Co., a global financial services firm, in the mergers and acquisitions department. Mr. de Nicola is a director of Centennial Communications Corp., Alliance Data Systems Corporation, Valor Telecommunications, LLC and Dex Media, Inc.

Sanjay Swani has served on the board of directors since October 2003. Mr. Swani joined Welsh, Carson, Anderson & Stowe in 1999 and has been a General Partner of that firm since 2001. Mr. Swani is a Managing Member or General Partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII, L.P. and other associated investment partnerships. From 1998 to 1999, Mr. Swani was a Principal at Fox Paine & Company, a San Francisco-based buyout firm. From 1994 to 1998, he served with Morgan Stanley & Co., a global financial services firm, in the mergers and acquisitions and debt capital markets areas. Mr. Swani served as a director of BTI from 2001 to 2003 and is currently a director of BancTec, Inc., Global Knowledge Networks, Inc., Valor Telecommunications, LLC and Dex Media, Inc.

Director Attendance at Meetings

The board of directors held 11 meetings during the Company’s 2004 fiscal year, which ended on December 31, 2004. During fiscal 2004, each director other than William B. Timmerman, who resigned as a director in October 2004, and Anthony J. de Nicola attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.

Of the Company’s 11 directors as of that date, six directors attended the 2004 meeting of stockholders held on April 27, 2004. It is the Company’s policy that all directors are strongly encouraged to attend the annual meeting of stockholders.

Committees of the Board

The board of directors currently has a standing audit committee, compensation committee, committee of independent directors and new directors committee.

Audit Committee. The audit committee, which held ten meetings during the 2004 fiscal year, currently consists of Messrs. DeLucca, McCarley and Heintzelman. Mr. DeLucca has served on the audit committee since October 2002 and Mr. McCarley has served on the audit committee since January 2003. The audit committee had a vacancy from January 30, 2005, when former director Robert C. Taylor, Jr. resigned, until July 26, 2005, when Mr. Heintzelman was appointed to the board of directors and the audit committee. The board of directors has determined that each current member of the audit committee is an “independent director” eligible for audit committee service under the rules of the National Association of Securities Dealers, Inc. applicable to companies with a class of securities listed on The Nasdaq Stock Market (the “Marketplace Rules”). The board of directors also has determined that each of Messrs. DeLucca, Heintzelman and McCarley is an “audit committee financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC and is “independent” of management within the meaning of the Marketplace Rules. The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements.

In addition to their duties and responsibilities set forth in the committee charter, the audit committee has specified approval rights under the Governance Agreement. The Governance Agreement provides that, except as contemplated by the BTI merger agreement, the certificate of designation of the Series B preferred stock, the agreement governing the Series B warrants issued to the WCAS securityholders (the “Series B warrant agreement”) or the Company’s certificate of incorporation or bylaws, any transactions between the Company or any subsidiary of the Company and the WCAS securityholders or any of their affiliates that are not subject to approval by the committee of independent directors generally must be approved by the audit committee, unless the WCAS securityholders and their affiliates have no interest in any such transaction other than as beneficial owners of the Company’s common stock and are treated in the same manner as all other holders of the common stock.

Compensation Committee. The compensation committee, which held four meetings during the 2004 fiscal year, currently consists of Messrs. McCarley and Swani. Mr. McCarley has served on the compensation committee since January 2003. Mr. Swani has served on the compensation committee since October 2003 pursuant to the Governance Agreement. The compensation committee is responsible for establishing the compensation and benefits of our executive officers, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders’ interests, and administering our stock incentive plan.

Committee of Independent Directors. In accordance with the Governance Agreement, the board of directors maintains a committee of independent directors. See “Arrangements Relating to the Board of Directors” for information about the director independence standards set forth in the Governance Agreement for service on the committee.

The duties and responsibilities of the committee of independent directors are defined in the Governance Agreement. The Governance Agreement provides that the following transactions must be approved by a determination of the committee:

•	any “squeeze-out transaction” (as defined in the Governance Agreement), merger or other business combination between the Company and any affiliate of the WCAS securityholders;

•	except as contemplated by the BTI merger agreement, the certificate of designation of the Series B preferred stock or the Series B warrant agreement, issuances of shares of capital stock by the Company or any subsidiary of the Company to the WCAS securityholders or any of their affiliates;

•	sales of assets by the Company or any subsidiary of the Company to the WCAS securityholders or any of their affiliates;

•	any action by the WCAS securityholders or their affiliates to amend the Company’s certificate of incorporation or bylaws during the term of the Governance Agreement in a manner that would modify the rights of the parties under the Governance Agreement;

•	any enforcement or modification, amendment or waiver of any provision of the Governance Agreement, the BTI merger agreement, the Series B warrant agreement or the Company’s registration rights agreement with the WCAS securityholders; and

•	any acquisition by the WCAS securityholders or their affiliates of voting securities of the Company in excess of limits specified in the Governance Agreement.

In connection with any specific determination of any matter to be made by the committee of independent directors, a director serving on the committee will not be deemed to be an independent director for purposes of participating in such determination, and will not be entitled to participate in such determination, if, in the judgment of the committee (other than such director), such director has an interest in such matter that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director.

New Directors Committee. In accordance with our bylaws, the board of directors maintains a new directors committee, which currently consists of Messrs. Almeida and McInerney. For so long as the Welsh Carson securityholders and their affiliates beneficially own voting securities of ITC^DeltaCom representing a majority of the outstanding primary voting power, the new directors committee, which is composed solely of WCAS designees, will have the exclusive right to designate a director for appointment to fill any vacancy created by the death, resignation, disqualification, removal or other cause of any WCAS designee or by an increase in the size of the board of directors implemented pursuant to the direction of the Welsh Carson securityholders.

Director Nominations Policy

The board of directors does not have a nominating committee. Except as described in this proxy statement with respect to the nomination, appointment or election of the WCAS designees, the Series A designees or the Series B designees, the full board of directors nominates candidates for membership on the board of directors.

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which, subject to provisions of the Company’s certificate of incorporation and bylaws and the Governance Agreement, candidates for inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the board of directors.

The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the board of directors will take into account the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC rules and the Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the board of directors will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The board of directors may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The board of directors will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the board of directors will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must be mailed to ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary, and include (1) the candidate’s name and address, (2) a statement of the candidate’s qualifications to serve on the board of directors, (3) such other information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the candidate were nominated by the board of directors and (4) if applicable, a description of all arrangements or understandings between the candidate and the stockholder submitting the recommendation.

The board of directors intends to review the nominations policy from time to time to consider whether modifications to the policy may be advisable as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The board of directors may amend the nominations policy at any time.

Under the Company’s bylaws, a stockholder wishing to nominate candidates for election as directors at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company not less than 60 days prior to the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

•	a representation that the stockholder is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors; and

•	if applicable, the consent of each nominee to serve as a director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director of the Company. The foregoing requirements do not apply to any nomination of directors made in accordance with the Governance Agreement.

Communications With the Board of Directors

The board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about the Company directly to either the full board of directors or the non-management directors as a group by mailing their communications to the Company at the following address: ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806, Attention: Secretary. The Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the applicable person.

Exemption From Nasdaq Director Independence Requirements

The Company’s common stock is listed and traded on the Nasdaq National Market. To maintain the listing of the common stock on the Nasdaq National Market, the Company is required to comply with applicable provisions of the Marketplace Rules, including the corporate governance standards of those rules. Subject to an exemption available to a “controlled company,” the Marketplace Rules require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in the Marketplace Rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. The Company believes that it is a “controlled company” and intends to rely on the controlled company exemption from these provisions. Marketplace Rule 4350(c)(5) defines a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this proxy statement, the Welsh, Carson, Anderson & Stowe Group has disclosed in its statements on Schedule 13D filed with the SEC that it is the beneficial owner of the Company’s voting securities representing more than 50% of the Company’s voting power. See “Security Ownership” for information about the beneficial ownership of the Company’s capital stock by the Welsh, Carson, Anderson & Stowe Group. Even though it is a controlled company for purposes of the Marketplace Rules, the Company nevertheless must apply with the requirements of those rules relating to the membership, qualifications and operations of the audit committee and mandating that “independent directors,” as defined in the Marketplace Rules, have regularly scheduled meetings at which only independent directors are present.

Director Compensation

Fees. Directors who are not employees of ITC^DeltaCom receive fees of $30,000 annually plus fees of $1,000 for each board meeting attended in person, $500 for each board meeting attended by conference telephone and $500 for each committee meeting attended, whether in person or by conference telephone. The chairman of the audit committee receives an additional fee of $5,000 annually. All such fees are paid in cash. Directors who are also employees of ITC^DeltaCom receive no fees for their service on the board of directors. All directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.

Stock Option Grants. We generally grant options to purchase 10,000 shares of common stock to each non-employee director under our stock incentive plan in connection with the initial election or appointment of such director to the board of directors. The option exercise price for these options is equal to 100% of the fair market value of the shares of common stock on the grant date. The options will become exercisable with respect to one third of the shares subject to the options on each of the first three anniversaries of the grant date and, if unexercised, will expire ten years after the grant date. As of July 1, 2005, options to purchase 70,000 shares of common stock were held by non-employee directors under the stock incentive plan.

Restricted Stock Unit Awards. In July 2004, we granted restricted stock unit awards under our stock incentive plan to each non-employee director then serving on the board of directors, other than William B. Timmerman. The restricted stock unit awards for each non-employee director, under which 2,000 shares of the common stock are subject to issuance, vest with respect to one third of the shares subject to such awards on each of the first three anniversaries of the date of grant.

Executive Compensation

The following table sets forth the compensation paid to our Chief Executive Officer, to each of our four other most highly compensated executive officers for fiscal 2004 who were serving as executive officers on December 31, 2004 and to one additional highly compensated executive officer for fiscal 2004 who ceased to serve as an executive officer in July 2004. These individuals are referred to collectively in this report as the “named executive officers.”

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Unit Awards($)(5)	Securities Underlying Options(#)(6)	All Other Compensation($)(7)
Larry F. Williams(1) Chairman and Chief Executive Officer	2004 2003 2002	311,538 255,769 250,000	— 229,916 225,000	— 501,750 1,430,000	— — 411,379	85,666 63,587 45,807

John W. Braukman, III(2) Chief Operating Officer	2004 2003	138,462 56,561	— 200,000	— 160,000	— —	242,776 37,984

Andrew M. Walker(3) President, Business Services	2004 2003 2002	249,231 231,154 230,000	— 144,047 136,000	— 180,000 520,000	— — 307,218	26,675 36,695 38,062

Douglas A. Shumate(4) Senior Vice President-Chief Financial Officer	2004 2003 2002	212,885 197,039 196,000	— 84,972 87,660	— 90,000 156,000	— — 197,074	19,540 14,921 25,838

J. Thomas Mullis Senior Vice President-Legal and Regulatory	2004 2003 2002	181,731 170,314 169,703	— 50,021 48,083	— 72,000 130,000	— — 167,634	17,919 29,775 31,137

Sara L. Plunkett Vice President-Finance	2004 2003 2002	116,827 108,513 107,993	— 37,408 36,717	— 9,000 —	— — 60,000	17,723 8,447 11,137

(1)	Mr. Williams resigned as Chairman and Chief Executive Officer effective on February 2, 2005.
(2)	John W. Braukman resigned as Chief Operating Officer effective on July 31, 2004.
(3)	Mr. Walker resigned as President, Business Services, effective on February 2, 2005.
(4)	Mr. Shumate resigned as Senior Vice President-Chief Financial Officer effective on April 15, 2005.
(5)

Represents the dollar value of restricted stock unit awards. The dollar value is calculated by multiplying the closing market price of the common stock on the date of grant by the number of shares subject to the restricted stock units awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock subject to the restricted stock units. Subject to the executive’s continued employment by ITC^DeltaCom, the restricted stock unit awards vest with respect to one third of the shares subject to such awards on the date of grant of the award and on each of the second and third anniversaries of the date of grant. The restricted stock unit awards will fully vest upon the termination of an executive’s employment by ITC^DeltaCom as a result of the executive’s death or disability or termination without cause, or if the executive resigns for specified reasons. Any unvested portion of a restricted stock unit award will be forfeited upon the termination of an executive’s employment by ITC^DeltaCom for any other reason. Holders of restricted stock units will be entitled to receive, upon any payment by ITC^DeltaCom of a cash dividend on the outstanding common stock, a cash payment for each restricted stock unit held as of the record date for the dividend equal to the per-share dividend paid on the common stock. As of December 31, 2004, the total holdings of restricted stock units of the named executive officers (with one unit deemed equivalent to the value of one share of common stock) and the market value of such holdings based on the closing price of the common stock on the Nasdaq National Market on December 31, 2004 were as follows: 661,500 units ($1,131,165) for Mr. Williams; 240,000 units ($410,400) for Mr. Walker; 80,000 units ($136,800) for Mr. Shumate; 66,000 units ($112,860) for Mr. Mullis; and 9,000 units ($15,390) for Ms. Plunkett.

(6)	Represents, for 2002, options granted under the 1997 Stock Option Plan and options to purchase common stock granted after October 29, 2002 under the ITC^DeltaCom, Inc. Stock Incentive Plan. Represents, for 2003, options granted under the ITC^DeltaCom, Inc. Stock Incentive Plan. Under our plan of reorganization, all unexercised options under the ITC^DeltaCom 1997 Stock Option Plan were canceled as of October 29, 2002, the effective date of the plan. Holders did not receive any distribution in exchange for their canceled options.
(7)	The amounts shown in the “All Other Compensation” column consist of the following: (a) for Mr. Williams, $3,627 in fiscal 2004, $3,625 in fiscal 2003 and $3,516 in fiscal 2002 in term life insurance premiums; $4,000 in fiscal 2004, $4,000 in fiscal 2003 and $6,806 in fiscal 2002 in matching contributions to the our 401(k) retirement savings plan, referred to below as the “401(k) Plan”; $19,231 in fiscal 2002 in relocation assistance payments; $53,116 in fiscal 2004, $48,208 in fiscal 2003 and $11,454 in fiscal 2002 of incremental cost of personal use of corporate aircraft; and $24,923 in fiscal 2004, $7,754 in fiscal 2003 and $4,800 in fiscal 2002 in automobile allowance payments; (b) for Mr. Braukman, $472 in fiscal 2003 in health insurance premiums; $717 in fiscal 2004 in term life insurance premiums; $4,100 in fiscal 2004 in matching contributions to the 401(k) Plan; $55,745 in fiscal 2004 and $23,345 in fiscal 2003 for relocation expenses; $19,038 in fiscal 2004 and $14,167 in fiscal 2003 in payments for a split dollar life insurance policy; and $163,446 in fiscal 2004 for severance benefits; (c) for Mr. Walker, $3,701 in fiscal 2004, $3,564 in fiscal 2003 and $3,629 in fiscal 2002 in term life insurance premiums; $182 in fiscal 2004, $22,300 in fiscal 2003 and $22,300 in fiscal 2002 in split dollar life insurance premiums; $4,100 in fiscal 2004, $4,000 in fiscal 2003 and $7,333 in fiscal 2002 in matching contributions to the 401(k) Plan; and $18,692 in fiscal 2004, $6,831 in fiscal 2003 and $4,800 in fiscal 2002 in automobile allowance payments; (d) for Mr. Shumate, $505 in fiscal 2004, $486 in fiscal 2003 and $482 in fiscal 2002 in term life insurance premiums; $309 in fiscal 2004, $2,785 in fiscal 2003 and $2,785 in fiscal 2002 in split dollar life insurance premiums; $3,914 in fiscal 2004, $3,998 in fiscal 2003 and $7,333 in fiscal 2002 in matching contributions to the 401(k) Plan; incremental cost of personal use of corporate aircraft of $2,350 in fiscal 2004, $1,744 in fiscal 2003 and $10,438 in fiscal 2002; and $12,462 in fiscal 2004, $5,908 in fiscal 2003 and $4,800 in fiscal 2002 in automobile allowance payments; (e) for Mr. Mullis, $3,274 in fiscal 2004, $2,829 in fiscal 2003 and $1,977 in fiscal 2002 in term life insurance premiums; $1,199 in fiscal 2004, $17,500 in fiscal 2003 and $17,500 in fiscal 2002 in split dollar life insurance premiums; $4,100 in fiscal 2004, $4,000 in fiscal 2003 and $6,860 in fiscal 2002 in matching contributions to the 401(k) Plan; and $9,346 in fiscal 2004, $5,446 in fiscal 2003 and $4,800 in fiscal 2002 in automobile allowance payments; and (f) for Ms. Plunkett, $1,327 in fiscal 2004, $646 in fiscal 2003 and $677 in fiscal 2002 in term life insurance premiums; $9,658 in fiscal 2004, $3,001 in fiscal 2003 and $5,660 in fiscal 2002 in matching contributions to the 401(k) Plan; and $6,738 in fiscal 2004, $4,800 in fiscal 2003 and $4,800 in fiscal 2002 in automobile allowance payments.

Stock Option Grants in Fiscal 2004

There were no stock option grants in fiscal 2004 to the named executive officers.

Stock Option Exercises in Fiscal 2004

The following table sets forth information concerning all unexercised stock options held at the end of fiscal 2004 by the named executive officers. There were no stock option exercises in fiscal 2004 by the named executive officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry F. Williams	—	—	187,500	37,500	—	—
John W. Braukman…	—	—	—	—	—	—
Andrew M. Walker	—	—	93,750	18,750	—	—
Douglas A. Shumate	—	—	62,500	12,500	—	—
J. Thomas Mullis	—	—	56,250	11,250	—	—
Sara L. Plunkett	—	—	50,000	10,000	—	—

Employment and Retention Agreements

We have entered into employment and retention agreements with Randall E. Currran, our Chief Executive Officer, Richard E. Fish, Jr., our Chief Financial Officer, James O’Brien, our Executive Vice President of Operations, and J. Thomas Mullis, our Senior Vice President-Legal and Regulatory.

Agreements with Randall E. Curran, Richard E. Fish, Jr. and James O’Brien. On March 28, 2005, our board of directors approved employment and retention agreements between ITC^DeltaCom and Messrs. Curran, Fish and O’Brien. Each agreement is dated as of the effective date of the executive’s employment with us, which was February 3, 2005 for Mr. Curran, February 21, 2005 for Mr. Fish and February 28, 2005 for Mr. O’Brien.

Each agreement has an initial term of two years, which will automatically be extended for successive one-year periods unless ITC^DeltaCom or the executive provides notice of non-renewal at least one year prior to the next scheduled renewal date, unless the executive is otherwise terminated by us, or as a result of his resignation.

Under the agreements, Mr. Curran’s initial base salary will be payable at an annual rate of $500,000, Mr. Fish’s initial base salary will be payable at an annual rate of $325,000, and Mr. O’Brien’s initial base salary will be payable at an annual rate of $325,000. These base salaries are subject to increase in accordance with our normal business practices and, if increased, may not subsequently be reduced unless there is a proportionate reduction of the salaries of all of our other senior executives. Each executive will be eligible to earn an annual cash bonus of up to 100% of his annual base salary then in effect, based upon the achievement by ITC^DeltaCom of performance goals determined by the board of directors or compensation committee or, for 2005 and 2006, upon achievement by ITC^DeltaCom of EBITDA amounts specified and defined in the agreements. In the discretion of the compensation committee, each executive also may receive an additional annual cash bonus in an amount not to exceed 25% of the executive’s annual base salary then in effect. Each executive is eligible to participate in our other benefits programs that are available to our senior executives generally. Each executive also is entitled to reimbursement for reasonable out-of-pocket business expenses and to reimbursement for reasonable relocation expenses not to exceed $250,000, before any tax gross-up. All reimbursed expenses that are subject to income tax will be grossed up so that the state and federal tax effect to the executive is zero.

Under the terms of each employment agreement, each officer is entitled to receive, promptly following the completion of a restructuring of our capital structure upon terms that are approved by the board of directors, an award of restricted shares representing 5%, in the case of Mr. Curran, 1.25%, in the case of Mr. Fish, or 1.0%, in the case of Mr. O’Brien, of each class or series of our equity securities outstanding immediately following the capital restructuring, calculated on a fully diluted basis (the “restricted shares”). Unless vesting accelerates in connection with the termination of the executive’s employment by ITC^DeltaCom without cause or by the executive for good reason, as described below, 60% of each class or series of the restricted shares awarded to the executive will vest ratably over three years, 20% of each class or series will vest upon our achievement of a specified minimum EBITDA amount during a period of approximately four consecutive fiscal quarters and 20% of each class or series will vest upon achievement of a specified increased EBITDA amount during a period of approximately four consecutive fiscal quarters. For purposes of the agreement, “EBITDA” means the sum of net income (or net loss) after eliminating extraordinary and non-recurring items to the extent included in net income, interest expense, income tax expense, depreciation expense, amortization expense, and any direct expenses and accounting charges incurred in or related to a restructuring of our capital structure, any sale of our assets, either employment agreement or similar agreements we enter into in the future other newly hired senior executives. Notwithstanding the foregoing, if the board of directors determines in good faith, after consulting with the executive, that it is not practicable to issue a particular class or series of restricted shares to the executive, the executive will be entitled to receive an award or awards of restricted shares of an economically equivalent different class or series of our equity securities. As a result of the restructuring of our secured indebtedness we completed on March 29, 2005 and the refinancing of our secured indebtedness we completed on July 26, 2005, we have granted 4,136,187 shares of common stock as restricted stock units, 9,666 shares of Series A preferred stock, 29,061 shares of Series B preferred stock and 485,176 Series D warrants to Mr. Curran, 1,034,204 shares of common stock restricted stock units, 2,417 shares of Series A preferred stock, 7,265 shares of Series B preferred stock and 121,294 Series D warrants to Mr. Fish, and 827,362 shares of common stock as restricted stock units, 1,933 shares of Series A preferred stock, 5,812 shares of Series B preferred stock and 97,036 Series D warrants to Mr. O’Brien.

Each employment agreement provides that the executive will be entitled to participate in any offerings by us of our equity securities in capital-raising transactions exempt from registration under the Securities Act of 1933 on substantially the same terms as other purchasers of such equity securities.

Each employment agreement provides for the payment of severance benefits to the executive if we terminate the executive’s employment without cause, if the executive resigns for good reason or if we provide notice of non-renewal as described above. Upon such a termination, the executive will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses, an amount equal to 18 months of the executive’s annual base salary then in effect and a pro rata portion of the maximum bonus subject to the 100% bonus opportunity payable in respect of the fiscal year in which the termination date occurs. The executive also will be entitled to continued participation in all health and welfare plans generally until the date which is 18 months following the termination date. In addition, all restricted shares awarded to the executive pursuant to the agreement and subject to time vesting will vest upon such termination to the extent not previously vested. Under each employment agreement, “good reason” includes any material adverse change in the executive’s duties or responsibilities, any reduction in the executive’s base salary (except as described above) or bonus opportunities, the failure, in the case of Mr. Curran, to be elected to serve as a member of the board of directors, or any directive by us requiring the executive to relocate more than 50 miles from our headquarters, provided that the executive notifies us of the occurrence of such event and we fail to remedy the event within ten days.

If the executive’s employment is terminated by us for cause or by the executive without good reason, the executive will be entitled to receive only accrued but unpaid compensation and reimbursement of any outstanding reasonable business expenses. For this purpose, “for cause” means the willful and continued failure by the executive to substantially perform his duties under the agreement (other than any such failure arising from his disability), provided that the executive first receives notice from the board of directors specifying in reasonable detail the alleged failures and providing the executive a reasonable opportunity to cure the alleged failures, the executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or moral turpitude or any felony, or any act of intentional dishonesty or intentional misconduct resulting in demonstrable harm to ITC^DeltaCom. Our obligation to pay any form of severance to the executive is subject to the executive’s execution of a full and unconditional release in favor of ITC^DeltaCom and its subsidiaries, directors, officers and other affiliates of all obligations other than those set forth in the employment agreement.

Each employment agreement further includes customary non-competition and non-solicitation restrictions applicable to the executive for a period of 18 months after the termination of the executive’s employment, as well as customary confidentiality and non-disparagement provisions.

Agreement with J. Thomas Mullis. We entered into the agreement with Mr. Mullis as of August 13, 2004 to replace our prior agreement with him. Our agreement with Mr. Mullis has an indefinite term, which will continue until his employment terminates because Mr. Mullis dies or becomes disabled, is terminated by the Company, or resigns. Under the agreement, Mr. Mullis is entitled to receive a base salary in an amount which is not less than his base salary immediately prior to the date of effectiveness of the agreement. The agreement further provides that, in addition to Mr. Mullis’s annual base salary, Mr. Mullis may earn an annual bonus in cash and stock-based incentives in an amount to be established from time to time by the Company.

Our agreement with Mr. Mullis provides for the payment of severance benefits to him if we terminate his employment without cause if he resigns for good reason. For this purpose, “good reason” includes a material reduction in the Mr. Mullis’s position, authority, duties or responsibilities, a reduction in Mr. Mullis’s compensation otherwise than as permitted by the agreement, and notification to Mr. Mullis that his employment will be terminated otherwise than as permitted by the agreement. Upon such a termination, Mr. Mullis will be entitled to receive the following:

•	a lump-sum payment equal to Mr. Mullis’s annual base salary through the date of termination plus (a) a pro rata bonus for the year of termination equal to the higher of the last annual bonus paid to Mr. Mullis, excluding the value of stock-based incentives, and Mr. Mullis’s annual target bonus opportunity, in cash, then in effect and (b) any previously deferred compensation and accrued vacation pay, to the extent not previously paid;

•	a lump-sum payment equal to the sum of Mr. Mullis’s annual base salary as in effect at the date of termination plus an amount equal to the higher of the last annual bonus paid to him, excluding the value of stock-based incentives, and Mr. Mullis’s annual target bonus opportunity, in cash, then in effect; and

•	continued medical, prescription, dental and life insurance benefits for a minimum of one year, unless Mr. Mullis is eligible to receive such benefits from a new employer.

In addition, upon such termination, all stock options, stock appreciation rights, awards of restricted stock and restricted stock units, and other equity-based awards granted to Mr. Mullis will vest and become exercisable, and all restrictions and conditions applicable to such awards will be deemed to have lapsed or been fully satisfied.

If Mr. Mullis is terminated with cause or Mr. Mullis resigns without good reason, Mr. Mullis will be entitled to receive only compensation accrued through the date of termination and any compensation previously deferred by him.

Severance Payments

Larry F. Williams resigned as our Chairman and Chief Executive Officer effective as of February 2, 2005. Under his employment and retention agreement with us, assuming his compliance with the provisions of the agreement, Mr. Williams is entitled to a lump-sum severance payment of approximately $1.8 million, which is an amount equal to three times the sum of his annual base salary as in effect at the date of his termination plus his highest specified target bonus opportunity, excluding the value of stock-based incentives. Until we pay this lump-sum amount, we intend to pay Mr. Williams, periodically in accordance with our normal payroll schedule, an amount based on his annual base salary as in effect at the date of his termination. Under his employment and retention agreement, Mr. Williams, who is age 62, is also entitled to continue receiving medical, prescription, dental and life insurance benefits until he attains at least age 65. As provided in his agreement, effective upon his termination, previously unvested stock options held by Mr. Williams for 37,500 shares of common stock and previously unvested restricted stock units held by Mr. Williams for 266,959 shares of common stock were vested.

Andrew M. Walker resigned as our President, Business Services effective as of February 2, 2005. Under his employment and retention agreement with us, assuming his compliance with the provisions of the agreement, Mr. Walker is entitled to a lump-sum severance payment of approximately $0.9 million, which is an amount equal to twice the sum of his annual base salary as in effect at the date of his termination plus his highest specified target bonus opportunity, excluding the value of stock-based incentives. Until we pay this lump-sum amount, we intend to pay Mr. Walker, periodically in accordance with our normal payroll schedule, an amount based on his annual base salary as in effect at the date of his termination. Under his employment and retention agreement, Mr. Walker, who is age 63, is also entitled to continue receiving medical, prescription, dental and life insurance benefits until he attains at least age 65. As provided in his agreement, effective upon his termination, previously unvested stock options held by Mr. Walker for 18,750 shares of our common stock and previously unvested restricted stock units held by Mr. Walker for 96,667 shares of common stock were vested.

On July 23, 2004, we and John W. Braukman entered into an employment separation and consulting agreement. Under the agreement, Mr. Braukman ceased to serve as our Chief Operating Officer as of July 31, 2004 and commenced service to us as a consultant for the six-month period from August 1, 2004 through February 1, 2005. For these services, the agreement provides for the payment to Mr. Braukman of a total of $120,000 and for the reimbursement of Mr. Braukman’s reasonable and customary expenses. The agreement also provides for bonus payments totaling $102,000 and a performance bonus of $116,667 with respect to Mr. Braukman’s 2004 performance with us. The agreement further provides that, of the restricted stock units that we had previously awarded to Mr. Braukman in connection with his service as Chief Operating Officer, restricted stock units for 40,000 shares of common stock would vest in accordance with their terms and that all of Mr. Braukman’s remaining restricted stock units would be canceled. The agreement also entitled Mr. Braukman to continued medical, dental and life insurance benefits until February 1, 2005, to relocation expenses not to exceed $60,000 and to payment for accrued vacation time. In exchange for the foregoing compensation and benefits, Mr. Braukman agreed to customary waivers and releases with respect to any and all potential claims against us. We believe that Mr. Braukman has failed to comply with post-termination non-solicitation covenants in his nonsolicitation and confidentiality agreement with us and, accordingly, have ceased making payments and extending other benefits to Mr. Braukman under the employment separation and consulting agreement. Mr. Braukman is contesting this position and has filed suit against us seeking to compel payment under his employment and retention agreement.

Douglas A. Shumate resigned as our Senior Vice Present-Chief Financial Officer effective as of April 15, 2005. Under his employment and retention agreement with us, Mr. Shumate received a lump-sum severance payment of approximately $376,500 which is an amount equal to the sum of his annual base salary as in effect at the date of his termination plus his highest specified target bonus opportunity, excluding the value of stock-based incentives. Under his employment and retention agreement, Mr. Shumate, is also entitled to continue receiving medical, prescription, dental and life insurance benefits for a minimum of one year. As provided in his agreement, effective upon his termination, previously unvested stock options held by Mr. Shumate for              shares of our common stock and previously unvested restricted stock units held by Mr. Shumate for              shares of common stock were vested.

Report of the Compensation Committee on Executive Compensation

The compensation committee of the ITC^DeltaCom, Inc. board of directors, which is composed exclusively of non-employee directors, presents this report regarding its executive compensation policy and compensation program in effect for the 2004 fiscal year for the Company’s Chief Executive Officer and the Company’s other executive officers. This report, as well as the performance graph included in this proxy statement, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Compensation Policies for Executive Officers

Compensation Policies. The Company’s compensation policies are designed to attract, motivate and retain experienced and qualified executives, enhance the Company’s overall performance, increase stockholder value and enhance the performance of individual executives.

The compensation committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, the Company’s policy is to grant equity awards to executives upon their commencement of employment with the Company and annually thereafter in order to strengthen the alliance of interest between the executives and the Company’s stockholders and to give executives the opportunity to reach top compensation levels of the competitive market based on the Company’s performance, as reflected in part in the market price of the common stock.

The following describes the three principal elements of compensation generally available to executives under the compensation committee’s compensation policies, with specific reference to compensation reported for fiscal 2004.

Base Salaries. Base salaries of executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for executive talent. This evaluation includes a comparison of the Company’s executive base salaries to base salaries for comparable positions at peer public companies in the Company’s geographic region. Base salaries for executive officers are reviewed annually by the compensation committee based upon, among other things, individual performance and responsibilities.

Annual salary adjustments for executive officers are recommended by the Chief Executive Officer after evaluating the previous year’s performance of each executive officer and considering any new responsibilities of such officer. The compensation committee performs the same review of the performance of the Chief Executive Officer. Individual performance ratings take into account such factors as the achievement of specific goals that are defined by reference to the Company’s strategic plan and the attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights, but are subject to adjustment by the compensation committee.

Annual Cash Bonuses. The Company pays annual cash bonuses to its executive officers based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. The annual bonuses typically are linked to the Company’s achievement of revenue, cash flow and capital budget targets established by the compensation committee, as well various operational objectives. Because these financial targets and operational objectives were not achieved for fiscal 2004, the compensation committee did not award my stock bonuses to the Company’s executive officers based on fiscal 2004 performance.

Long-Term Incentive Compensation. A third component of an executive officer’s compensation consists of awards under the Company’s stock incentive plan pursuant to which the Company grants executive officers and other key employees options to purchase shares of common stock and other equity-based awards, including restricted stock units.

The compensation committee historically has granted stock options to the Company’s executive officers in order to align their interests with the interests of the stockholders. Stock options have been considered by the compensation committee to be an effective long-term incentive because an executive’s gains are linked to increases in the value of the common stock, which in turn provides stockholder gains. Beginning in fiscal 2002, the compensation committee has added stock unit awards to the equity-based component of each executive officer’s compensation. The compensation committee did not make any equity-based awards to the Company’s executive officers based on performance considerations for individual and Company results to for fiscal 2004.

Chief Executive Officer Compensation

The compensation committee applies the foregoing policies in setting the compensation of the Company’s Chief Executive Officer. The Chief Executive Officer generally participates in the same executive compensation plans and arrangements available to the other executive officers. Accordingly, the compensation of the Chief Executive Officer also consists of annual base salary, annual cash bonus and long-term incentive compensation. The compensation committee’s general approach in establishing the Chief Executive Officer’s compensation is to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of the Company, as reflected in part in the market price of the common stock.

The Company’s Chief Executive Officer for fiscal 2004 was Larry F. Williams. Mr. Williams’s compensation for fiscal 2004 included $311,538 in base salary. Mr. Williams’s salary for 2004 was based upon, among other factors, the 2003 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies. For the reasons discussed above, the compensation committee did not award Mr. Williams a cash bonus or any equity-based grant for fiscal 2004 performance.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company’s five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. The compensation committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company’s executive officers.

Respectfully submitted,

Compensation Committee

R. Gerald McCarley
Sanjay Swani

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors during 2004 consisted of Sanjay Swani, R. Gerald McCarley and Donald W. Burton, who resigned from the board of directors on February 2, 2005. No member of the compensation committee during 2004 was a former officer or employee of ITC^DeltaCom or any of its subsidiaries. For a description of transactions between ITC^DeltaCom and entities with which members of the compensation committee in 2004 are affiliated or associated, see “Transactions with Related Parties.”

Stockholder Return Performance Graph

On October 29, 2002 in connection with the completion of the Company’s plan of reorganization, all shares of the Company’s then outstanding common stock were canceled and the Company issued approximately 43,750,000 shares of its new common stock. Each holder of shares of the formerly outstanding common stock was entitled to receive such holder’s ratable proportion of a total of 355,500 shares of the new common stock pursuant to the plan of reorganization. The graph and table set forth below show the cumulative total stockholder return on the Company’s new common stock compared to the Standard & Poor’s 500 Stock Index and the Nasdaq Telecommunications Index, which is composed of stocks of publicly traded companies which are principally in the telecommunications business, for the periods between October 30, 2002, which was the initial trading date of the new common stock, and December 31, 2004, which was the last trading day in fiscal 2004. The graph assumes $100 was invested at the close of business on October 30, 2002 in (1) the Company’s new common stock, (2) the Standard & Poor’s 500 Stock Index and (3) the Nasdaq Telecommunications Index. Total stockholder return is measured by dividing total dividends, assuming dividend reinvestment, plus share price change for a period, by the share price at the beginning of the measurement period.

Company/Index	Base Period October 30, 2002	December 31, 2002	December 31, 2003	December 31, 2004
ITC^DeltaCom, Inc.	$100.00	$77.67	$231.33	$78.71
S&P 500 Stock Index	$100.00	$98.78	$125.14	$128.89
Nasdaq Telecom Index	$100.00	$103.01	$171.66	$150.46

Transactions With Related Parties

We have adopted a policy requiring that any material transactions between ITC^DeltaCom and certain persons or entities affiliated with officers, directors or principal stockholders of ITC^DeltaCom be on terms no less favorable to us than reasonably could have been obtained in arm’s-length transactions with independent third parties.

The following is a summary of certain transactions during the year ended December 31, 2004 and, where applicable, the six months ended June 30, 2005 among ITC^DeltaCom and its directors, executive officers, beneficial owners of more than 5% of its common stock or either series of its preferred stock, and certain entities with which the foregoing persons are affiliated or associated.

Transaction With SCANA Corporation and Subsidiaries

We entered into the transactions with SCANA Corporation and its subsidiaries described below. William B. Timmerman, a director of ITC^DeltaCom in 2004 until his resignation on October 25, 2004, serves as Chairman, Chief Executive Officer and President of SCANA. Before our plan of reorganization, SCANA was the beneficial owner of more than 5% of our formerly outstanding common stock, Series A preferred stock, Series B-1 preferred stock and Series B-2 preferred stock. On October 29, 2002, in exchange for the cancellation of these securities under our plan of reorganization, and as a result of its investment in the currently outstanding Series A preferred stock, SCANA became the beneficial owner of more than 5% of the common stock and the Series A preferred stock. SCANA maintained beneficial ownership of more than 5% of the common stock and Series A preferred stock until December 2004.

Retail Services. We provide retail services, including local and long distance telephone services, data services and Internet access, to SCANA and some of SCANA’s subsidiaries. We billed those entities a total of approximately $944,000 for such services for 2004.

Leases. We lease office space and space for telecommunications switching equipment at various locations in Columbia, South Carolina from a subsidiary of SCANA. Under the lease agreements, we paid approximately $273,000 for 2004.

Transactions With KNOLOGY, Inc. and Subsidiaries

We entered into the transactions with KNOLOGY, Inc. and its subsidiaries described below. Two of our directors in 2004, Campbell B. Lanier, III and Donald W. Burton, have reported that they beneficially own approximately 6.4% and 5.6%, respectively, of the outstanding voting common stock of KNOLOGY as of January 31, 2005. One of our significant stockholders in 2004, SCANA Corporation, has reported that it beneficially owned, during at least a portion of 2004, 12.0% of KNOLOGY’s outstanding voting stock and all outstanding shares of KNOLOGY’s non-voting common stock. Mr. Lanier serves as Chairman of KNOLOGY’s board of directors and Mr. Burton serves as a director of KNOLOGY.

We have sold capacity on our fiber optic network to KNOLOGY and one of its subsidiaries, Interstate Telephone Company. We also have provided long distance and carrier-switched long distance service to KNOLOGY and its subsidiaries, Interstate Telephone Company and Valley Telephone Company. We provide directory assistance and operator service to KNOLOGY and some of its subsidiaries. We recorded revenues for all of these services of approximately $1.9 million for 2004 and approximately $898,000 for the six months ended June 30, 2005. We also recorded revenues from the sale of equipment to KNOLOGY of $164,000 for 2004 and no revenues for the six months ended June 30, 2005.

We purchased feature group access and other services from KNOLOGY and its subsidiaries totaling approximately $689,000 for 2004 and approximately $323,000 for the six months ended June 30, 2005.

Transactions With the Welsh, Carson, Anderson & Stowe Group

Since October 29, 2002, the members from time to time of the Welsh, Carson, Anderson & Stowe Group have collectively constituted our largest common stockholder. The current members of the Welsh, Carson, Anderson & Stowe Group are Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS VII Associates, L.L.C., WCAS Capital Partners II, L.P., WCAS CP III Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. Welsh, Carson, Anderson & Stowe is a private equity investment firm. The current members of the Welsh, Carson, Anderson & Stowe Group, together with certain former affiliates and former and current employees of Welsh, Carson, Anderson & Stowe, constitute the Welsh Carson securityholders referred to elsewhere in this proxy statement. The Welsh, Carson, Anderson & Stowe Group initially became a stockholder of ITC^DeltaCom in October 2002 when it acquired 49.3% of the then-outstanding shares of the common stock pursuant to our plan of reorganization. It acquired these shares of common stock in exchange for the cancellation of approximately $225.9 million principal amount of our old senior notes it held on the plan’s effective date. The group has subsequently increased its ownership of our voting securities. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information concerning the beneficial ownership of our capital stock by the Welsh, Carson, Anderson & Stowe Group as of July 1, 2005.

On November 12, 2004, we completed the issuance and sale to Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates and associates who are parties to the BTI merger agreement of a total of 150,000 shares of the Series B preferred stock at a price of $100 per share and for a total cash purchase price of $15.0 million. The sale represented the remaining cash investment available under the BTI merger agreement.

On March 29, 2005, in connection with the restructuring of our secured indebtedness, we obtained a $20 million subordinated secured loan from the Welsh Carson securityholders. Under that loan, no principal payments could be made until all amounts outstanding under our senior and credit agreements were paid in full.

The outstanding principal amount under the subordinated loan agreement was payable in a single payment on the maturity date. Interest was payable on the loan at an annual rate of 12% in payment-in-kind (“PIK”) interest by an increase in the principal loan amount until repayment of the senior and junior credit facilities and, at our option, in PIK or cash thereafter. The obligations under the subordinated loan agreement were secured by third priority liens on, and security interests in, substantially all of the assets of ITC^DeltaCom and all of our subsidiaries. The loan was terminated on July 26, 2005 upon our issuance to the Welsh Carson securityholders of $20.8 million principal amount of third lien, senior secured notes as part of the refinancing of certain of our secured indebtedness we completed on that date.

On March 29, 2005, in consideration for the $20 million loan we received from the Welsh Carson securityholders, we issued to such lenders 20 million Series C warrants with a ten-year term to purchase an equal number of our shares of common stock. Each Series C warrant entitles the holder thereof to purchase for cash one share of our common stock at an initial exercise price of $0.60 per share of common stock. The initial warrant exercise price is equal to the volume-weighted average trading price of our common stock as quoted on the Nasdaq National Market for the ten consecutive trading days before the restructuring date. The exercise price and the number of shares of common stock issuable upon exercise of the Series C warrants are subject to adjustments for issuances or deemed issuances of common stock for no consideration or for a price which is less than the warrant exercise price then in effect. The Series C warrants will first be exercisable on the 21st calendar day following our distribution of an information statement to our stockholders under SEC rules relating to stockholder approval of the warrant issuance by the Welsh Carson securityholders by written consent on the restructuring date.

On July 26, 2005, we completed transactions in which we issued new senior secured indebtedness and warrants and refinanced certain of our existing secured indebtedness. In connection with the July 2005 refinancing, we issued issued third lien, senior secured notes due in 2009 in the aggregate principal amount of $50.8 million. Of this amount, we issued $30 million in principal amount of third lien notes to new investors for cash and $20.8 million in principal amount of third lien notes to the Welsh Carson securityholders in exchange for $20 million principal amount of notes plus capitalized interest evidencing the subordinated secured loan the Welsh Carson securityholders extended in connection with the March 2005 restructuring, which was terminated. The third lien notes accrue interest, payable quarterly, at an annual rate of LIBOR plus 7.5%, with the portion of any interest in excess of a 12% annual rate payable in-kind at our option, and accrue on a quarterly basis additional PIK interest at an annual rate of 4.5%. No scheduled principal payments will be due on the third lien notes before the maturity date of September 26, 2009. The obligations under the third lien notes are secured by third priority liens on, and security interests in, substantially all of the assets of ITC^DeltaCom and its subsidiaries.

Transactions With Affiliates of Campbell B. Lanier, III

We are the joint owner of an aircraft with KNOLOGY, Inc., an entity owned by Campbell B. Lanier, III, a stockholder and director until his resignation on July 26, 2005, an entity affiliated with J. Smith Lanier, II, who is the beneficial owner of more than 5% of the Series A preferred stock, and others. We own approximately 1% of the aircraft, which we used for corporate purposes until February 3, 2005. We and the other owners of the aircraft paid third parties for air travel services related to the operation, storage and maintenance of the aircraft. We paid our proportionate share of the fees and expenses associated with these air travel services based on our use of the aircraft. ITC Holding Company, LLC, which is a single-member limited liability company managed and wholly owned by Mr. Lanier, provided us with the foregoing air travel services in 2004. For these services, we paid ITC Holding Company, LLC a total of approximately $559,000 for 2004 and a total of approximately $53,000 for the six months ended June 30, 2005. We are seeking to dispose of our interest in the aircraft. We no longer have any obligations pursuant to the terms of the agreement governing our ownership of the aircraft with respect to the operation or maintenance of the aircraft. We also paid ITC Holding Company, LLC a total of approximately $38,000 for 2004 and approximately $17,000 for the six months ended June 30, 2005 for the use of business conference facilities. We recorded revenues of approximately $38,000 for 2004 and approximately $11,000 for the six months ended June 30, 2005 for telecommunications services we furnished to ITC Holding Company, LLC.

During 2004 and the six months ended June 30, 2005, we recorded revenues of $298,000 and $100,000, respectively, for telecommunication services that we furnished to ITC Financial Services, LLC and revenues of $429,000 and $332,000, respectively, for telecommunication services that we furnished to PRE Solutions, Inc. Mr. Lanier is an officer and significant stockholder of each of these entities.

Transactions With Affiliates of J. Smith Lanier, II

J. Smith Lanier, II is the beneficial owner of more than 5% of the Series A preferred stock as a result of the investment he made on October 29, 2002 in connection with our plan of reorganization. Mr. Lanier also is the Chairman and a significant stockholder of J. Smith Lanier & Co., an insurance placement company. We entered into the transactions with J. Smith Lanier & Co. described below.

Insurance Brokerage Services. J. Smith Lanier & Co. has provided us with insurance brokerage services, including the negotiation and acquisition on our behalf of various insurance policies with third-party insurers. Of the $2.7 million and $1.4 million we paid for gross insurance premiums to J. Smith Lanier & Co. for 2004 and the six months ended June 30, 2005, respectively, $185,000 for 2004 and $93,000 for the six months ended June 30, 2005 was for risk management services provided by J. Smith Lanier & Co. and the remainder represented gross premiums for insurance policies issued by third parties.

Retail Services. We provide retail services, including local and long distance telephone services and data and Internet services, to J. Smith Lanier & Co. Revenue attributable to J. Smith Lanier & Co. for our provision of these services totaled approximately $634,000 for 2004 and approximately $328,000 for the six months ended June 30, 2005.

Other Transactions

CT Communications Northeast, Inc., a wholly owned subsidiary of CT Communications, Inc., became the beneficial owner of over 5% of the Series A preferred stock in December 2004 as a result of the conversion of Series A preferred stock by SCANA. CT Communications, Inc. purchases operator services from us. For these services, we billed CT Communications approximately $810,000 for 2004 and approximately $348,000 for the six months ended June 30, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ITC^DeltaCom. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to us for fiscal 2004 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements for fiscal 2004, except as described below. Each of the following directors who served on our board of directors during 2004 did not file on a timely basis a report with respect to an award of restricted stock units for 2,000 shares of common stock as compensation for board service: John Almeida, Jr., Donald W. Burton, John J. DeLucca, Campbell B. Lanier, III, R. Gerald McCarley, Thomas E. McInerney, Anthony J. de Nicola, Sanjay Swani and Robert C. Taylor, Jr.

Code of Ethics

We have adopted a code of ethics applicable to our chief executive officer and our senior financial officers, who include our principal financial officer, principal accounting officer or controller, and persons performing similar functions. We will provide a copy of this code in print without charge to any stockholder who requests a copy. Requests for copies may be directed to Corporate Secretary, ITC^DeltaCom, Inc., 7037 Old Madison Pike, Huntsville, Alabama 35806. We intend to disclose any amendments to this code, and any waiver of a provision of the code for the benefit of the Company’s directors, principal executive officer and senior financial officers, on our corporate web site at www.itcdeltacom.com within five business days following such amendment or waiver, or within any other period that may be required under SEC rules from time to time.

ONE-FOR-TWO REVERSE STOCK SPLIT PROPOSAL

(Proposal 2)

The Company’s stockholders are being asked to authorize the board of directors, in its discretion, to amend our restated certificate of incorporation to effect a one-for-two reverse split of the issued and outstanding shares of common stock without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders.

The Company’s stockholders are also being asked to approve three other proposals for a reverse split of the common stock in the ratios of one-for-three, one-for-four and one-for-five. On July 26, 2005, the board of directors adopted a resolution declaring the advisability of a reverse stock split, subject to stockholder approval, approving amendments to our restated certificate of incorporation to effect each proposed reverse stock split (the “charter amendments”), subject to stockholder approval, and authorizing any other action the board of directors deems necessary to effect the reverse stock split, without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders. The decision of the board of directors to implement one of the four charter amendments and to abandon the other three charter amendments or, alternatively, to reject all of the four proposed charter amendments and not implement a reverse stock split, will be based on factors that include, but are not limited to, the following:

•	the listing status of the common stock on The Nasdaq Stock Market;

•	the existing and expected marketability and liquidity of the common stock;

•	overall trends in the stock market;

•	business developments affecting the Company; and

•	the Company’s actual and projected financial performance.

If stockholders approve the reverse stock split proposals and the board of directors thereafter elects to implement one of the charter amendments effecting a reverse stock split, the Company intends to issue a press release announcing the terms and effective date of the reverse stock split not less than ten days before it files the proposed charter amendment to effect the reverse stock split.

Corporate and Securities Law Consequences of the Reverse Stock Split

A reverse stock split will result in a consolidation or reduction in the number of shares of common stock that are issued and outstanding, which is accomplished by the Company, in this case, by reclassifying all of the issued and outstanding shares of the Company’s common stock into a proportionately fewer number of shares of common stock. Immediately after the one-for-two reverse stock split, each common stockholder will own one-half of the number of shares it owned immediately before the reverse stock split and each preferred stockholder, warrantholder or optionholder will have the right to receive upon conversion or exercise of the securities it owns one-half of the number of shares of common stock it would have been entitled to receive immediately before the reverse stock split. Although the reverse stock split will reduce the number of outstanding shares of common stock, it will not reduce the number of authorized shares of common stock.

The reverse stock split will not:

•	affect a stockholder’s percentage ownership interest or proportional voting power, except for minor differences if a common stockholder receives cash instead of a fractional share;

•	substantially affect the voting rights or other privileges of any stockholder, unless the stockholder would receive cash for all the capital stock it held before the reverse stock split;

•	substantially reduce the number of the Company’s stockholders;

•	change the relative equity positions of the common stockholders and preferred stockholders, or the contingent equity positions of the warrantholders and optionholders; or

•	alter the relative rights of the common stockholders, preferred stockholders, warrant holders or optionholders.

Upon a decrease in the number of shares of common stock outstanding resulting from a reverse stock split, the Company’s restated certificate of incorporation provides for an automatic proportionate increase in the conversion rate used to calculate the number of shares of common stock into which the Series A preferred stock and the Series B preferred stock are convertible. Therefore, upon a reverse stock split, the conversion prices of these securities will automatically be adjusted so that each share of Series A preferred stock and Series B preferred stock will be convertible into proportionately fewer shares of common stock.

Under the terms of the Series A warrants, Series B warrants and Series C warrants, a reverse stock split will result in an automatic proportionate reduction in the total number of shares of common stock that are issuable upon exercise of such series of warrants and an automatic proportionate increase in the exercise price per share of common stock issuable upon exercise of such warrants.

Under the terms of the Company’s stock incentive plan, upon a reverse stock split, the plan administrators will reduce proportionately the total number of shares of common stock that are reserved for future option grants and for issuance upon exercise of options outstanding under the plan, and will increase proportionately the exercise price payable per share of common stock issuable upon exercise of options outstanding under the plan.

A reverse stock split will not affect the current registration of the common stock under section 12(g) of the Securities Exchange Act.

Reasons For the Reverse Stock Split

The board of directors recommends approval of the reverse stock split proposal principally to facilitate the Company’s efforts to comply with the continued listing requirements applicable to common stock listed on The Nasdaq Stock Market. Although the effect of a reverse stock split on the market price of the common stock cannot accurately be predicted, the Company believes that if it implements a reverse stock split, the market price of the common stock will likely increase. Such an increase would assist the Company to comply with Nasdaq’s minimum bid price listing requirement.

For continued listing of its common stock on The Nasdaq Stock Market, the Company must comply with the listing maintenance standards set forth in the Nasdaq Marketplace Rules. The listing maintenance standards require, among other criteria, that the common stock of the Company have a minimum bid price of $1 per share. On March 29, 2005, ITC^DeltaCom received a notice from The Nasdaq Stock Market that for the preceding 30 consecutive business days the bid price of ITC^DeltaCom’s common stock had closed below the minimum $1 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). Under Marketplace Rule 4450(e)(2), ITC^DeltaCom has 180 calendar days, or until September 26, 2005, to correct its bid price deficiency. If, by September 26, 2005, ITC^DeltaCom’s common stock closes at $1 per share or more for a minimum of ten consecutive trading days, the bid price deficiency will be corrected. If ITC^DeltaCom does not correct its bid price deficiency by September 26, 2005, The Nasdaq Stock Market will provide ITC^DeltaCom with written notification that its common stock will be delisted. At that time, ITC^DeltaCom will have the right to appeal The Nasdaq Stock Market’s determination to a Listings Qualifications Panel. Alternatively, ITC^DeltaCom may apply to transfer its securities to the Nasdaq SmallCap Market if it satisfies the other initial listing requirements of that market. If ITC^DeltaCom’s transfer application is approved, it will have an additional 180-day period to regain compliance.

The board of directors anticipates that a reverse stock split could have the effect of increasing the trading prices of the common stock, which could result in a minimum bid price high enough to maintain compliance with this Nasdaq Stock Market listing requirement.

In the event the board of directors implements a reverse stock split, it intends to file an amendment to the Company’s restated certificate of incorporation containing the ratio that, in its judgment, will be most beneficial to the Company and our stockholders, in light of various factors, including market conditions, existing and expected trading prices for the common stock, the likely effect of business developments on the market price for the common stock and our ability to maintain compliance with applicable Nasdaq Stock Market continued listing requirements.

Because reverse stock splits often result in an increased market price, listed companies frequently undertake to implement a reverse stock split as a primary component of such a definitive compliance plan. If stockholders approve the reverse stock split proposal, the board of directors would have the ability to implement a reverse stock split as part of the Company’s plan to regain compliance with the applicable minimum bid price requirement.

There can be no assurance that a reverse stock split will enable the Company to meet the minimum bid price requirement in the future. The Company cannot guarantee that the market price of the common stock following the reverse stock split will increase in direct proportion to the exchange ratio selected by the board of directors or that any such increase will be sustained for an extended period of time. Nor can the Company guarantee that the reverse stock split will not adversely affect the market price of the common stock.

A reverse stock split may result in additional advantages for the Company. The board of directors believes that the Company’s ability to attract and enter into strategic alliances or other major transactions with desirable partners may increase following a reverse stock split. Assuming the market price of the common stock will increase following effectiveness of the reverse stock split, management believes that the perception of the common stock as an investment will improve and that the common stock may appeal to a broader market. Due to the volatility of low-priced stocks, the board of directors believes the investment community generally views negatively common stock that sells at a very low price. Some brokers are reluctant to recommend or will not recommend that their clients purchase lower-priced stocks, and institutional investors may be prohibited from purchasing such stocks as a matter of policy. These practices may adversely affect the liquidity of the common stock and the Company’s ability to raise additional equity capital. The board of directors believes that additional interest in the common stock by the investment community is desirable and could result in a more stable trading market for the common stock. An increased market price that may result from the reverse stock split also may encourage interest in the Company as a business partner.

By decreasing the number of outstanding shares of common stock and the number of shares of common stock the holders of outstanding preferred stock, warrants and options are entitled to acquire, the reverse stock split will increase the number of shares of common stock available for future issuance. This may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our restated certificate of incorporation or our bylaws. The reverse stock split will not affect the par value of our common stock or preferred stock. The per share net income or loss and net book value of the common stock and preferred stock will be increased because there will be fewer shares of the common stock and preferred stock outstanding.

The Company’s restated certificate of incorporation currently authorizes the issuance of up to 350,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 3, 2005, of the presently authorized shares of common stock,              shares were issued and outstanding as of              and an additional              shares were reserved for issuance under the Company’s stock incentive plan and upon conversion or exercise of its outstanding preferred stock, warrants and options.

The reverse stock split will increase the number of shares available for future issuance as follows:

•	by approximately million shares, assuming a one-for-two reverse stock split;

•	by approximately million shares, assuming a one-for-three reverse stock split;

•	by approximately million shares, assuming a one-for-four reverse stock split; or

•	by approximately million shares, assuming a one-for-five reverse stock split.

If the reverse stock split proposal is approved at the annual meeting and effected by the board of directors, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the reverse stock split may be required to pay modestly higher transaction costs should they then determine to sell their shares of common stock.

Implementation of the Reverse Stock Split

The effective date of the reverse stock split will be the date on which the Company files an amendment to its restated certificate of incorporation with the Secretary of State of the State of Delaware or such other time specified therein. The exact timing of the filing of the proposed amendment to effect the reverse stock split will be determined by the board of directors based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders.

No fractional shares will be issued in connection with the proposed reverse stock split. Rather, the Company will arrange to have such fractional shares combined into whole shares and sold in the public market by the transfer agent for the common stock. The proceeds of such sale, after deduction of selling costs, will be remitted to stockholders that otherwise would have received fractional shares.

Stockholders holding fewer than the following shares will receive only cash and will no longer hold any common stock:

•	2 shares, assuming a one-for-two reverse stock split;

•	3 shares, assuming a one-for-three reverse stock split;

•	4 shares, assuming a one-for-four reverse stock split; or

•	5 shares, assuming a one-for-five reverse stock split.

As soon as practicable after filing the amendment to effect the reverse stock split, the Company will notify stockholders and request them to surrender to the transfer agent for the common stock their certificates representing shares of pre-reverse split common stock, so that certificates representing the applicable number of shares of post-reverse split common stock, together with a cash payment in lieu of any fractional share, may be issued in exchange therefor. The Company expects to adopt a new stock certificate in connection with any implementation of a reverse stock split.

Stockholders should not destroy any stock certificates and should not submit any stock certificates until requested to do so.

If any certificate representing shares of common stock held prior to the reverse stock split is not presented for exchange upon request by the Company, dividends, if any, that may be declared after the effective date of the reverse stock split with respect to the shares of common stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or the holder’s designee, without interest.

Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the proposed reverse stock split to individual stockholders is set forth below. The following discussion is based upon present federal income tax law, which is subject to change, possibly with retroactive effect. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed reverse stock split on them under applicable federal, state, local and foreign income tax laws.

1. The Company believes that the reverse stock split will be a tax-free recapitalization. Accordingly, except with respect to any cash received from fractional shares, a stockholder will not recognize any gain or loss as a result of the receipt of the post-reverse split common stock pursuant to the reverse stock split.

2. The shares of post-reverse split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-reverse split common stock held by that stockholder immediately prior to the reverse stock split, reduced by the basis allocable to any fractional shares which the stockholder is treated as having sold for cash, as discussed in paragraph 4 below.

3. A stockholder’s holding period for the post-reverse split common stock will include the holding period of the pre-reverse split common stock exchanged.

4. Stockholders who receive cash for all of their holdings (as a result of owning fewer than 2, 3, 4 or 5 shares, depending on the exchange ratio selected by the board of directors) and who are not related to any person or entity that holds common stock immediately after the reverse stock split will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and their basis in the pre-reverse split common stock. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset, and such capital gain or loss will be a long-term gain or loss to the extent that the stockholder’s holding period exceeds 12 months. Although the tax consequences to other stockholders who receive cash for fractional shares are not entirely certain, these stockholders likely will be treated for federal income tax purposes as having sold their fractional shares and will recognize gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-reverse split common stock allocated to the fractional shares. It is possible that such stockholders will be treated as receiving dividend income to the extent of their ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of their aggregate adjusted tax basis in our shares, and any remaining amount will be treated as capital gain. Stockholders who continue to hold our common stock immediately after the reverse stock split and who do not receive any cash for their holdings should not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split.

5. Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. Failure to provide such information may result in backup withholding at a rate of 28%.

Approval of Proposal 2

Approval of the one-for-two reverse stock split proposal in favor of the amendment to the Company’s restated certificate of incorporation to effect a reverse split of the Company’s issued and outstanding shares of common stock requires the affirmative vote of the holders of shares of common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, that represent a majority of the votes of all such shares outstanding as of the record date and entitled to vote on the proposal.

Board Discretion to Implement the One-for-Two Reverse Stock Split

If the proposed one-for-two reverse stock split is approved at the annual meeting, the board of directors may, in its sole discretion, at any time prior to the next annual meeting of stockholders, authorize the one-for-two reverse stock split and file the amendment to our restated certificate of incorporation attached hereto as Appendix

A with the Delaware Secretary of State. At the effective time of the amendment, each two outstanding shares of common stock would automatically be reclassified and combined into one share of common stock. In addition, the number of shares of common stock subject to our outstanding options and warrants, the number of shares reserved for future issuances under our stock incentive plan, and the number of shares issuable upon conversion of our convertible preferred stock will be reduced by a factor of two. In addition, at the effective time, any other charter amendment approved by the stockholders would be deemed abandoned, without any further effect.

The board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of any charter amendment if such action is determined not to be in the best interests of the Company and our stockholders. If none of the reverse stock splits adopted by the stockholders is subsequently implemented by the board of directors before the next annual meeting of stockholders, all such charter amendments will be deemed abandoned, without any further effect. In such case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The Board of Directors recommends a vote “FOR” the proposal to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-two reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders.

ONE-FOR-THREE REVERSE STOCK SPLIT PROPOSAL

(Proposal 3)

The Company’s stockholders are being asked to authorize the board of directors, in its discretion, to amend our restated certificate of incorporation to effect a one-for-three reverse split of the issued and outstanding shares of common stock without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders.

The Company’s stockholders are also being asked to approve three other proposals for a reverse split of the common stock in the ratios of one-for-two, one-for-four and one-for-five. On July 26, 2005, the board of directors adopted a resolution declaring the advisability of a reverse stock split, subject to stockholder approval, approving the amendments to our restated certificate of incorporation to effect each proposed stock split, subject to stockholder approval, and authorizing any other action it deems necessary to effect the reverse stock split, without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders. The decision of the board of directors to implement one of the four charter amendments and to abandon the other three charter amendments or, alternatively, to reject all four of the proposed charter amendments and not implement a reverse stock split, will be based on factors that include, but are not limited to, the following:

•	the listing status of the common stock on The Nasdaq Stock Market;

•	the existing and expected marketability and liquidity of the common stock;

•	overall trends in the stock market;

•	business developments affecting the Company; and

•	the Company’s actual and projected financial performance.

If stockholders approve the reverse stock split proposals and the board of directors thereafter elects to implement one of the charter amendments effecting a reverse stock split, the Company intends to issue a press release announcing the terms and effective date of the reverse stock split not less than ten days before it files the proposed charter amendment to effect the reverse stock split.

Corporate and Securities Law Consequences of the Reverse Stock Split

A reverse stock split will result in a consolidation or reduction in the number of shares of common stock that are issued and outstanding, which is accomplished by the Company, in this case, by reclassifying all of the issued and outstanding shares of the Company’s common stock into a proportionately fewer number of shares of common stock. Immediately after the one-for-three reverse stock split, each common stockholder will own one-third of the number of shares it owned immediately before the reverse stock split and each preferred stockholder, warrantholder and optionholder will have the right to receive upon conversion or exercise of the securities it owns one-third of the number of shares of common stock it would have been entitled to receive immediately before the reverse stock split. Although the reverse stock split will reduce the number of outstanding shares of common stock, it will not reduce the number of authorized shares of common stock.

The reverse stock split will not:

•	affect a stockholder’s percentage ownership interest or proportional voting power, except for minor differences if a common stockholder receives cash instead of a fractional share;

•	substantially affect the voting rights or other privileges of any stockholder, unless the stockholder would receive cash for all the capital stock it held before the reverse stock split;

•	substantially reduce the number of the Company’s stockholders;

•	change the relative equity positions of the common stockholders and preferred stockholders, or the contingent equity positions of the warrantholders and optionholders; or

•	alter the relative rights of the common stockholders, preferred stockholders, warrant holders or optionholders.

Upon a decrease in the number of shares of common stock outstanding resulting from a reverse stock split, the Company’s restated certificate of incorporation provides for an automatic proportionate increase in the conversion rate used to calculate the number of shares of common stock into which the Series A preferred stock and the Series B preferred stock are convertible. Therefore, upon a reverse stock split, the conversion prices of these securities will automatically be adjusted so that each share of Series A preferred stock and Series B preferred stock will be convertible into proportionately fewer shares of common stock.

Under the terms of the Series A warrants, Series B warrants and Series C warrants, a reverse stock split will result in an automatic proportionate reduction in the total number of shares of common stock that are issuable upon exercise of such series of warrants and an automatic proportionate increase in the exercise price per share of common stock issuable upon exercise of such warrants.

Under the terms of the Company’s stock incentive plan, upon a reverse stock split, the plan administrators will reduce proportionately the total number of shares of common stock that are reserved for future option grants and for issuance upon exercise of options outstanding under the plan, and will increase proportionately the exercise price payable per share of common stock issuable upon exercise of options outstanding under the plan.

A reverse stock split will not affect the current registration of the common stock under section 12(g) of the Securities Exchange Act.

Reasons For the Reverse Stock Split

For a discussion of the reasons underlying our decision to seek approval for the reverse stock split, see the discussion the caption entitled “Reasons for the Reverse Stock Split” in Proposal 2.

Implementation of the Reverse Stock Split

For a discussion of the manner we will implement the reverse stock split, see the discussion under the caption entitled “Implementation of the Reverse Stock Split” in Proposal 2.

Tax Consequences of the Reverse Stock Split

For a discussion of the federal income tax consequences of the reverse stock split, see the discussion under the caption entitled “Federal Income Tax Consequences” in Proposal 2.

Approval of Proposal 3

Approval of the one-for-three reverse stock split proposal in favor of the amendment to the Company’s restated certificate of incorporation to effect the reverse split of the Company’s issued and outstanding shares of common stock requires the affirmative vote of the holders of shares of common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, that represent a majority of the votes of all such shares outstanding as of the record date and entitled to vote on the proposal.

Board Discretion to Implement the One-for-Three Reverse Stock Split

If the proposed one-for-three reverse stock split is approved at the annual meeting, the board of directors may, in its sole discretion, at any time prior to the next annual meeting of stockholders, authorize the one-for-three reverse stock split and file the amendment to our restated certificate of incorporation attached hereto as Appendix B with the Delaware Secretary of State. At the effective time of the amendment, each three outstanding shares of common stock would automatically be reclassified and combined into one share of common stock. In addition, the number of shares of common stock subject to our outstanding options and warrants, the number of shares reserved for future issuances under our stock incentive plan and the number of shares issuable upon conversion of our convertible preferred stock will be reduced by a factor of three. In addition, at the effective time, any other charter amendment approved by the stockholders would be deemed abandoned, without any further effect.

The board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of any charter amendment if such action is determined not to be in the best interests of the Company and our stockholders. If none of the reverse stock splits adopted by the stockholders is subsequently implemented by the board of directors before the next annual meeting of stockholders, all such charter amendments will be deemed abandoned, without any further effect. In such case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The Board of Directors recommends a vote “FOR” the proposal to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-three reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders.

ONE-FOR-FOUR REVERSE STOCK SPLIT PROPOSAL

(Proposal 4)

The Company’s stockholders are being asked to authorize the board of directors, in its discretion, to amend our restated certificate of incorporation to effect a one-for-four reverse split of the issued and outstanding shares of common stock without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders.

The Company’s stockholders are also being asked to approve three other proposals for a reverse split of the common stock in the ratios of one-for-two, one-for-three and one-for-five. On July 26, 2005, the board of directors adopted a resolution declaring the advisability of a reverse stock split, subject to stockholder approval, approving the amendments to our restated certificate of incorporation to effect each proposed stock split, subject to stockholder approval, and authorizing any other action it deems necessary to effect the reverse stock split, without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders. The decision of the board of directors to implement one of the four charter amendments and to abandon the other three charter amendments or, alternatively, to reject all four of the proposed amendments and not implement a reverse stock split, will be based on factors that include, but are not limited to, the following:

•	the listing status of the common stock on The Nasdaq Stock Market;

•	the existing and expected marketability and liquidity of the common stock;

•	overall trends in the stock market;

•	business developments affecting the Company; and

•	the Company’s actual and projected financial performance.

If stockholders approve the reverse stock split proposals and the board of directors thereafter elects to implement one of the charter amendments effecting a reverse stock split, the Company intends to issue a press release announcing the terms and effective date of the reverse stock split not less than ten days before it files the proposed charter amendment to effect the reverse stock split.

Corporate and Securities Law Consequences of the Reverse Stock Split

A reverse stock split will result in a consolidation or reduction in the number of shares of common stock that are issued and outstanding, which is accomplished by the Company, in this case, by reclassifying all of the issued and outstanding shares of the Company’s common stock into a proportionately fewer number of shares of common stock. Immediately after the one-for-four reverse stock split, each common stockholder will own one-fourth of the number of shares it owned immediately before the reverse stock split and each preferred stockholder, warrantholder and optionholder will have the right to receive upon conversion or exercise of the securities it owns one-fourth of the number of shares of common stock it would have been entitled to receive immediately before the reverse stock split. Although the reverse stock split will reduce the number of outstanding shares of common stock, it will not reduce the number of authorized shares of common stock.

The reverse stock split will not:

•	affect a stockholder’s percentage ownership interest or proportional voting power, except for minor differences if a common stockholder receives cash instead of a fractional share;

•	substantially affect the voting rights or other privileges of any stockholder, unless the stockholder would receive cash for all the capital stock it held before the reverse stock split;

•	substantially reduce the number of the Company’s stockholders;

•	change the relative equity positions of the common stockholders and preferred stockholders, or the contingent equity positions of the warrantholders and optionholders; or

•	alter the relative rights of the common stockholders, preferred stockholders, warrant holders or optionholders.

Upon a decrease in the number of shares of common stock outstanding resulting from a reverse stock split, the Company’s restated certificate of incorporation provides for an automatic proportionate increase in the conversion rate used to calculate the number of shares of common stock into which the Series A preferred stock and the Series B preferred stock are convertible. Therefore, upon a reverse stock split, the conversion prices of these securities will automatically be adjusted so that each share of Series A preferred stock and Series B preferred stock will be convertible into proportionately fewer shares of common stock.

Under the terms of the Series A warrants, Series B warrants and Series C warrants, a reverse stock split will result in an automatic proportionate reduction in the total number of shares of common stock that are issuable upon exercise of such series of warrants and an automatic proportionate increase in the exercise price per share of common stock issuable upon exercise of such warrants.

Under the terms of the Company’s stock incentive plan, upon a reverse stock split, the plan administrators will reduce proportionately the total number of shares of common stock that are reserved for future option grants and for issuance upon exercise of options outstanding under the plan, and will increase proportionately the exercise price payable per share of common stock issuable upon exercise of options outstanding under the plan.

A reverse stock split will not affect the current registration of the common stock under section 12(g) of the Securities Exchange Act.

Reasons For the Reverse Stock Split

For a discussion of the reasons underlying our decision to seek approval for the reverse stock split, see the discussion under the caption entitled “Reasons for the Reverse Stock Split” in Proposal 2.

Implementation of the Reverse Stock Split

For a discussion of the manner we will implement the reverse stock split, see the discussion under the caption entitled “Implementation of the Reverse Stock Split” in Proposal 2.

Tax Consequences of the Reverse Stock Split

For a discussion of the federal income tax consequences of the reverse stock split, see the discussion under the caption entitled “Federal Income Tax Consequences” in Proposal 2.

Approval of Proposal 4

Approval of the one-for-four reverse stock split proposal in favor of the amendment to the Company’s restated certificate of incorporation to effect a reverse split of the Company’s issued and outstanding shares of common stock requires the affirmative vote of the holders of shares of common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, that represent a majority of the votes of all such shares outstanding as of the record date and entitled to vote on the proposal.

Board Discretion to Implement the One-for-Four Reverse Stock Split

If the proposed one-for-four reverse stock split is approved at the annual meeting, the board of directors may, in its sole discretion, at any time prior to the next annual meeting of stockholders, authorize the one-for-four reverse stock split and file the amendment to our restated certificate of incorporation attached hereto as Appendix C with the Delaware Secretary of State. At the effective time of the amendment, each four outstanding shares of common stock would automatically be reclassified and combined into one share of common stock. In addition, the number of shares of common stock subject to our outstanding options and warrants, the number of shares reserved for future issuances under our stock incentive plan and the number of shares issuable upon conversion of our convertible preferred stock will be reduced by a factor of four. In addition, at the effective time, any other charter amendment approved by the stockholders would be deemed abandoned, without any further effect.

The board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of any charter amendment if such action is determined not to be in the best interests of the Company and our stockholders. If none of the reverse stock splits adopted by the stockholders is subsequently implemented by the board of directors before the next annual meeting of stockholders, all such charter amendments will be deemed abandoned, without any further effect. In such case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The Board of Directors recommends a vote “FOR” the proposal to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-four reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders.

ONE-FOR-FIVE REVERSE STOCK SPLIT PROPOSAL

(Proposal 5)

The Company’s stockholders are being asked to authorize the board of directors, in its discretion, to amend our restated certificate of incorporation to effect a one-for-five reverse split of the issued and outstanding shares of common stock without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders.

The Company’s stockholders are also being asked to approve three other proposals for a reverse split of the common stock in the ratios of one-for-two, one-for-three and one-for-four. The board of directors has adopted a resolution declaring the advisability of a reverse stock split, subject to stockholder approval, approving the amendments to our restated certificate of incorporation to effect each proposed stock split, subject to stockholder approval, and authorizing any other action it deems necessary to effect the reverse stock split, without further approval or authorization of our stockholders, at any time prior to our next annual meeting of stockholders. The decision of the board of directors to implement one of the four charter amendments and to abandon the other three charter amendments or, alternatively, to reject all four of the proposed charter amendments and not implement a reverse stock split, will be based on factors that include, but are not limited to, the following:

•	the listing status of the common stock on The Nasdaq Stock Market;

•	the existing and expected marketability and liquidity of the common stock;

•	overall trends in the stock market;

•	business developments affecting the Company; and

•	the Company’s actual and projected financial performance.

If stockholders approve the reverse stock split proposals and the board of directors thereafter elects to implement one of the charter amendments effecting a reverse stock split, the Company intends to issue a press release announcing the terms and effective date of the reverse stock split not less than ten days before it files the proposed charter amendment to effect the reverse stock split.

Corporate and Securities Law Consequences of the Reverse Stock Split

A reverse stock split will result in a consolidation or reduction in the number of shares of common stock that are issued and outstanding, which is accomplished by the Company, in this case, by reclassifying all of the issued and outstanding shares of the Company’s common stock into a proportionately fewer number of shares of common stock. Immediately after the one-for-five reverse stock split, each common stockholder will own one-fifth of the number of shares it owned immediately before the reverse stock split and each preferred stockholder, warrantholder and optionholder will have the right to receive upon conversion or exercise of the securities it owns one-fifth of the number of shares of common stock it would have been entitled to receive immediately before the reverse stock split. Although the reverse stock split will reduce the number of outstanding shares of common stock, it will not reduce the number of authorized shares of common stock.

The reverse stock split will not:

•	affect a stockholder’s percentage ownership interest or proportional voting power, except for minor differences if a common stockholder receives cash instead of a fractional share;

•	substantially affect the voting rights or other privileges of any stockholder, unless the stockholder would receive cash for all the capital stock it held before the reverse stock split;

•	substantially reduce the number of the Company’s stockholders;

•	change the relative equity positions of the common stockholders and preferred stockholders, or the contingent equity positions of the warrantholders and optionholders; or

•	alter the relative rights of the common stockholders, preferred stockholders, warrant holders or optionholders.

Upon a decrease in the number of shares of common stock outstanding resulting from a reverse stock split, the Company’s restated certificate of incorporation provides for an automatic proportionate increase in the conversion rate used to calculate the number of shares of common stock into which the Series A preferred stock and the Series B preferred stock are convertible. Therefore, upon a reverse stock split, the conversion prices of these securities will automatically be adjusted so that each share of Series A preferred stock and Series B preferred stock will be convertible into proportionately fewer shares of common stock.

Under the terms of the Series A warrants, Series B warrants and Series C warrants, a reverse stock split will result in an automatic proportionate reduction in the total number of shares of common stock that are issuable upon exercise of such series of warrants and an automatic proportionate increase in the exercise price per share of common stock issuable upon exercise of such warrants.

Under the terms of the Company’s stock incentive plan, upon a reverse stock split, the plan administrators will reduce proportionately the total number of shares of common stock that are reserved for future option grants and for issuance upon exercise of options outstanding under the plan, and will increase proportionately the exercise price payable per share of common stock issuable upon exercise of options outstanding under the plan.

A reverse stock split will not affect the current registration of the common stock under section 12(g) of the Securities Exchange Act.

Reasons For the Reverse Stock Split

For a discussion of the reasons underlying our decision to seek approval for the reverse stock split, see the discussion under the caption entitled “Reasons for the Reverse Stock Split” in Proposal 2.

Implementation of the Reverse Stock Split

For a discussion of the manner we will implement the reverse stock split, see the discussion under the caption entitled “Implementation of the Reverse Stock Split” in Proposal 2.

Tax Consequences of the Reverse Stock Split

For a discussion of the federal income tax consequences of the reverse stock split, see the discussion under the caption entitled “Federal Income Tax Consequences” in Proposal 2.

Approval of Proposal 5

Approval of the one-for-five reverse stock split proposal in favor of the amendment to the Company’s restated certificate of incorporation to effect the reverse split of the Company’s issued and outstanding shares of common stock requires the affirmative vote of the holders of shares of common stock, Series A preferred stock and Series B preferred stock, voting together as a single class, that represent a majority of the votes of all such shares outstanding as of the record date and entitled to vote on the proposal.

Board Discretion to Implement the One-for-Five Reverse Stock Split

If the proposed one-for-five reverse stock split is approved at the annual meeting, the board of directors may, in its sole discretion, at any time prior to the next annual meeting of stockholders, authorize the one-for-five reverse stock split and file the amendment to our restated certificate of incorporation attached hereto as Appendix D with the Delaware Secretary of State. At the effective time of the amendment, each five outstanding shares of common stock would automatically be reclassified and combined into one share of common stock. In addition, the number of shares of common stock subject to our outstanding options and warrants, the number of shares reserved for future issuances under our stock incentive plan and the number of shares issuable upon conversion of our convertible preferred stock will be reduced by a factor of five. In addition, at the effective time, any other charter amendment approved by the stockholders would be deemed abandoned, without any further effect.

The board of directors reserves the right, even after stockholder approval, to forego or postpone the filing of any charter amendment if such action is determined not to be in the best interests of the Company and our stockholders. If none of the reverse stock splits adopted by the stockholders is subsequently implemented by the board of directors before the next annual meeting of stockholders, all such charter amendments will be deemed abandoned, without any further effect. In such case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The Board of Directors recommends a vote “FOR” the proposal to authorize the board of directors, in its discretion, to amend the Company’s restated certificate of incorporation to effect a one-for-five reverse split of the Company’s issued and outstanding shares of common stock without further approval or authorization of the Company’s stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as the Company’s independent registered public accounting firm for fiscal 2004. Representatives of BDO Seidman are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Fees

The following table sets forth the aggregate fees billed by BDO Seidman, LLP, our independent registered public accounting firm, to ITC^DeltaCom for 2003 and 2004.

	2004	2003
Audit services	$848,540	$321,200
Audit-related services	115,888	143,237
Tax services	—	—
All other fees	—	—

Total	$964,428	$464,437

The audit committee of the board of directors considered whether the provision by BDO Seidman of services for the fees identified above under “Audit-related services” was compatible with maintaining the independence of such firm.

Audit Services. Audit services include services performed by BDO Seidman to comply with generally accepted auditing standards related to the audit and review of our financial statements. The audit fees shown above for 2003 and 2004 were incurred principally for services rendered in connection with the audit of our consolidated financial statements and associated filings with the SEC.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for 2003 and 2004 were incurred in connection with audits of our employee benefit plans and general non-audit accounting consultation concerning financial reporting, disclosure matters and new accounting pronouncements.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In March 2003, the audit committee established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy is generally provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. Our independent registered public accounting firm and management are required to report periodically to the audit committee regarding the services provided by, and fees payable to, the independent registered public accounting firm in accordance with this pre-approval.

During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has delegated to its chairman the authority to address any requests for pre-approval of services between audit committee meetings. The chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

During 2004, services accounting for approximately 24% of the audit-related fees billed by BDO Seidman to ITC^DeltaCom were pre-approved in accordance with the general pre-approval policy. Services accounting for the remainder of such billed fees were pre-approved on an engagement-by-engagement basis by the audit committee or its authorized delegate.

REPORT OF THE AUDIT COMMITTEE

During 2004, the audit committee reviewed with the Company’s financial managers, the internal auditors and BDO Seidman, LLP (“BDO Seidman”), the Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of the Company’s system of internal control, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The audit committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. BDO Seidman is responsible for performing an integrated audit and issuing reports and opinions on the following: (1) the Company’s consolidated financial statements; (2) the Company’s internal control over financial reporting; and (3) management’s assessment of the effectiveness of the Company’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, BDO Seidman reports directly to the audit committee. The audit committee appointed BDO Seidman as the Company’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with BDO Seidman the matters required to be discussed by the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 19, Audit Committee Communications. In addition, the audit committee has received from BDO Seidman the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with BDO Seidman the firm’s independence from the Company and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

John J. DeLucca
R. Gerald McCarley

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be presented at the Company’s annual meeting of stockholders in 2006 must be received by the Secretary of the Company at the Company’s offices at 7037 Old Madison Pike, Huntsville, Alabama 35806 no later than                     , 2005. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under the Company’s bylaws, a stockholder wishing to bring business before the stockholders at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company not less than 60 days prior to the meeting, except that if less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•	the name and address of the stockholder who intends to propose the business and the nature of the business to be proposed;

•	a representation that the stockholder is a holder of record of capital stock of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to introduce the business specified in the notice; and

•	such other information regarding each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the matter had been proposed, or intended to be proposed, by the board of directors.

The foregoing provisions of the Company’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

The board of directors does not intend to present to the annual meeting any matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Randall E. Curran Chief Executive Officer

Dated: August     , 2005

APPENDIX A

Proposed Amendment to Article 4 of the Restated Certificate of Incorporation to Effect

a One-for-Two Reverse Stock Split

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each two (2) shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by two (2) shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

A-1

APPENDIX B

Proposed Amendment to Article 4 of the Restated Certificate of Incorporation to Effect

a One-for-Three Reverse Stock Split

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each three (3) shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by three (3) shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

B-1

APPENDIX C

Proposed Amendment to Article 4 of the Restated Certificate of Incorporation to Effect

a One-for-Four Reverse Stock Split

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each four (4) shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by four (4) shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

C-1

APPENDIX D

Proposed Amendment to Article 4 of the Restated Certificate of Incorporation to Effect

a One-for-Five Reverse Stock Split

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each five (5) shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by five (5) shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

D-1

							Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.	FOR all nominees listed except as indicated ☐	WITHHOLD AUTHORITY to vote for all nominees ☐		THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.		FOR ☐	AGAINST ☐	ABSTAIN ☐

1. To elect seven directors 01 John Almeida, Jr. 02 Steven C. Chang 03 Randall E. Curran 04 John J. DeLucca 05 Clyde A. Heintzelman 06 Michael E. Leitner 07 Thomas E. Mclnerney				3.

To consider and vote upon a proposal to

approve an amendment to the

Company’s restated certificate of

incorporation to effect a 1-for-3 reverse

stock split, as described in the accompanying

Proxy Statement;

	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)			THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.		FOR ☐	AGAINST ☐	ABSTAIN ☐

				4.

To consider and vote upon a proposal to

approve an amendment to the

Company’s restated certificate of

incorporation to effect a 1-for-4 reverse

stock split, as described in the

accompanying Proxy Statement;

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To consider and vote upon a proposal to approve an amendment to the Company’s restated certificate of incorporation to effect a 1-for-2 reverse stock split, as described in the accompanying Proxy Statement;	FOR ☐	AGAINST ☐	ABSTAIN ☐	5.

To consider and vote upon a proposal to

approve an amendment to the

Company’s restated certificate of

incorporation to effect a 1-for-5 reverse

stock split, as described in the

accompanying Proxy Statement; and

					6. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature	Signature	Date

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor Administrator, Trustee or Guardian should give their full title.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ited Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your Proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

You do NOT need to mail back your proxy card.

YOUR VOTE IS IMPORTANT

ITC^DELTACOM, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER     , 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned HOLDER OF COMMON STOCK OF ITC^DELTACOM, INC. (the “Company”) hereby appoints Richard E. Fish, Jr. and J. Thomas Mullis, or either of them, with full power of substitution, as proxies to cast all votes, as designated on the reverse side of this proxy card, which the undersigned is entitled to cast as a holder of Common Stock at a annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on September     , 2005 at XX:00 _.m., local time, at the Company’s offices at 7037 Old Madison Pike, Huntsville, Alabama 35806, and at any adjournment or postponement thereof, upon the following matters and any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

You can now access your ITC^DeltaCom, Inc. account online.

Access your ITC^DeltaCom, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for ITC^DeltaCom, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

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